UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

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HARSCO CORPORATION

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Notice of 2018 Annual Meeting

of Stockholders

and Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2018 Annual Meeting of Stockholders

Tuesday, April 24, 2018

9:00 a.m., Eastern Time

Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”), which will be held on Tuesday, April 24, 2018, beginning at 9:00 a.m., Eastern Time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found in the Proxy Statement under the heading “Questions and Answers About the Company’s Annual Meeting.”

I hope you will be able to attend this year’s Annual Meeting, and I look forward to greeting as many of you as possible. On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of the Company.

Sincerely, F. Nicholas Grasberger III President & Chief Executive Officer

March 14, 2018

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(continued)

ii

350 Poplar Church Road

Camp Hill, PA 17011 USA

Notice of 2018 Annual Meeting of Stockholders

Tuesday, April 24, 2018

9:00 a.m., Eastern Time

Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Tuesday, April 24, 2018, beginning at 9:00 a.m., Eastern Time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania. The purposes of the meeting are as follows:

1.	To elect the eight nominees named in the Proxy Statement to serve as Directors until the 2019 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2018;
3.	To vote, on an advisory basis, to approve the compensation of the Company’s named executive officers; and
4.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2018 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on March 1, 2018 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO. We believe this process allows us to provide our stockholders with the information they need while lowering the costs of printing and distributing proxy materials. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is very important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found in the enclosed Proxy Statement.

By order of the Board of Directors,

Russell C. Hochman

Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

March 14, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 24, 2018. The Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), or by calling toll-free (866) 641-4276.

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Summary

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, April 24, 2018
9:00 a.m., Eastern Time

Place:	Hilton Harrisburg
One North Second Street
Harrisburg, Pennsylvania

Record Date:	March 1, 2018

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Vote Recommendation	Page Number with More Information

Proposal No. 1:	Election of Directors	FOR each nominee	13

Proposal No. 2:	Ratification of Appointment of Independent Auditors	FOR	31

Proposal No. 3:	Vote, on an Advisory Basis, to Approve Named Executive Officer Compensation	FOR	80

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following eight nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found in the section entitled “Nominees for Director.”

Name	Age	Years on Board	Position	Independent	Committee Memberships*#
James F. Earl	61	6	Retired Executive Vice President of GATX Corporation	Yes	MD&C+ Nominating
Kathy G. Eddy	67	14	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Audit Nominating+
David C. Everitt	65	8	Non-Executive Chairman of the Board of Directors of the Company	Yes	None
F. Nicholas Grasberger III	54	4	President & Chief Executive Officer of the Company	No	None
Elaine La Roche	68	4	CEO of China International Capital Corporation US	Yes	Audit Nominating
Mario Longhi	63	++	Retired President and Chief Executive Officer of United States Steel Corporation	Yes	Audit MD&C
Edgar (Ed) M. Purvis, Jr.	60	**	Retired Executive Vice President and Chief Operating Officer of Emerson Electric Co.	Yes	MD&C Nominating
Phillip C. Widman	63	4	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	Audit+ MD&C

*	MD&C = Management Development and Compensation Committee
Nominating = Nominating and Corporate Governance Committee

#	Reflects Committee Memberships as of March 1, 2018
+	Indicates Committee Chair as of March 1, 2018
++	Currently in his first year of service on the Company’s Board of Directors. Was appointed as a director on November 8, 2017.
**	Currently in his first year of service on the Company’s Board of Directors. Was appointed as a director on February 13, 2018.

GOVERNANCE HIGHLIGHTS

Board Composition

•    8 Director nominees; 7 are independent

•    Average age of Director nominees is 63

•    Average tenure of Director nominees is 5 years

•    2 new Directors in the last year; 5 new Directors in last 5 years

•    Highly qualified Directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

•    3 fully independent Board committees

•    Executive session of independent Directors held at each regularly-scheduled Board meeting

•    Declassified Board – all Directors elected annually

•    By-laws provide a resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•    Restated Certificate of Incorporation provides for majority voting in uncontested elections of Directors

•    Formal policy on Board diversity

•    Mandatory retirement age of 72

•    Annual Board and committee self-assessments

•    Bi-Annual evaluation of individual Director performance

•    Corporate Governance Principles limit Director membership on other public company boards

•    Strong clawback and anti-hedging policies

•    Significant share ownership requirements for Directors and senior executives

•    Active role in risk oversight

•    Annual advisory vote to approve named executive officer compensation

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is intended to provide competitive compensation based on performance and contributions to the Company, to incentivize, attract and retain key executives, to align the interests of our key executives with the interests of stockholders, and to drive long-term stockholder value. To achieve these objectives, our executive compensation program includes the following key features:

•	We Pay for Performance by aligning our total compensation with business strategies to reward executives who achieve or exceed applicable Company and business unit goals.

¡	At target performance levels, 2017 variable compensation represented approximately 80% of our President & Chief Executive Officer’s (“CEO”) total compensation and, on average, approximately 65% of total compensation for our other named executive officers (“NEOs”).

¡	Payouts under our 2017 annual incentive plan were 100% performance based – all NEOs had at least 50% of their annual incentive tied to Harsco Consolidated results – and payouts varied based upon performance achievement.

¡	One-third of the equity awards granted to NEOs in 2017 were in the form of performance share units, which may be earned based on achievement of pre-determined performance goals.

•	We Pay Competitively by setting total target compensation at the median of our defined market for talent.

¡	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint.

¡	We provide competitive benefits and perquisites to our NEOs.

•	We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and requiring NEO stock ownership.

¡	Our 2017 long-term incentive plan was comprised entirely of equity-based vehicles (restricted stock units, stock appreciation rights and performance share units).

¡	Stock ownership requirements for our current NEOs ranged from three times (for NEOs other than our President & CEO) to six times salary (for our President & CEO).

NEO Total Target Compensation for 2017

Compensation Element	% of Total (CEO)	% of Total (Average for All Other NEOs)	Description	Cash	Equity
Base Salary	20	35	Fixed annual cash amount	✓
Annual Incentive (AIP Award)	22	25	Variable, performance-based annual cash payment	✓
Long-Term Incentive (LTIP Awards)	58	40	Variable, time- and performance-based annual equity award grants with three-year vesting		✓

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Statement

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “Harsco,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania, on Tuesday, April 24, 2018, beginning at 9:00 a.m., Eastern Time.

Should you wish to obtain directions to the Hilton Harrisburg in order to attend the Annual Meeting and vote in person, contact our Corporate Communications Department by calling (717) 763-7064.

The Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (866) 641-4276.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting?

A:	You can vote if, as of the close of business on March 1, 2018 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 80,453,852 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/hsc and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

•	By Mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card. If you wish to vote by mail but received a Notice of Internet Availability of Proxy Materials in lieu of a paper copy of the proxy materials, you may contact our Corporate Communications Department by calling (717) 763-7064 to request that a full packet of proxy materials be sent to your home address. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 13, 2018.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:	Yes. However, while we encourage all stockholders to attend the Annual Meeting, we encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting, even if you plan to attend.

Q:	Can I change or revoke my proxy?

A:	Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Monday, April 23, 2018. You may also change or revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal No. 2). Brokers are not entitled to vote your shares with respect to the election of Directors or the advisory vote on the compensation of the Company’s named executive officers (Proposal Nos. 1 and 3) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:	If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.proxyvote.com and following the instructions outlined in that website or by calling 1-800-690-6903 (toll free) and following the instructions provided by the recorded message. You may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

•	Proposal No. 1: Election of Directors – nominees for the Board of Directors will be elected if more votes are cast in favor of a nominee then are cast against such nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

•	Proposal No. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required.

•	Proposal No. 3: Vote, on an Advisory Basis, to Approve the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our Restated Certificate of Incorporation and by-laws, broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal No. 1) and therefore will not affect the outcome of Director elections. With respect to the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), abstentions will have the effect of negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal No. 2), abstentions will have the effect of negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:	Our Restated Certificate of Incorporation provides that, in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. In addition, our by-laws provide that if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2019 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting.

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the eight nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2018; and

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

Q:	How are proxies solicited and what is the cost?

A:

We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost that is not expected to exceed $15,000 plus reasonable out-of-pocket expenses.

THE BOARD OF DIRECTORS

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s leadership development and succession planning processes.

Composition

The Board is currently comprised of ten Directors, nine of whom qualify as independent. Stuart E. Graham and Terry D. Growcock will be retiring from the Board immediately prior to the Annual Meeting in accordance with the Board’s retirement policy in the Corporate Governance Principles, and the Board’s size will decrease from ten to eight members in accordance with the Company’s by-laws.

In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2017 fiscal year, the independent Directors held six meetings. On average, the group of independent Directors attended 98% of the independent Directors’ meetings held in 2017.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate. For example, as of September 10, 2012, we separated the positions of Chairman of the Board and CEO in light of the fact that our then-recently elected CEO was both new to the Company and had not previously served on a public company board of directors. Prior to this separation the positions of Chairman of the Board and CEO were combined. Currently, F. Nicholas Grasberger III serves as our President & CEO, a position he has held since August 1, 2014. In this role, Mr. Grasberger is responsible for managing the day-to-day operations of the Company and for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. David C. Everitt currently serves as the Non-Executive Chairman of the Board.

In the event the Board determines that the same individual should serve as both Chairman of the Board and CEO, the Board will establish an independent Lead Director position. The individual serving as Lead Director will be selected by the independent Directors and will have responsibilities similar to those of the Non-Executive Chairman of the Board. The Board’s Corporate Governance Principles currently indicate the responsibilities of an independent Lead Director if the position was established.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the Audit Committee, MD&C Committee and Nominating Committee is comprised entirely of independent Directors.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight
Board

•  Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

•  Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

•  Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

•  Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct and Defalcations

•  Oversees financial risks, including risks relating to key accounting policies

•  Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

•  Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

•  Meets regularly with representatives of the independent auditors

MD&C Committee

•  Oversees risks relating to the Company’s compensation programs*

•  Oversees risks relating to the Company’s equity programs*

•  Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

•  Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs*

•  Oversees the Company’s executive management succession planning program

Nominating Committee

•  Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

•  Evaluates related person transactions

•  Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

•  Oversees the delegation of risks identified in the ERM framework to the Board and its committees

* Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” of this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above.

Experiences, Skills and Qualifications

The Nominating Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Nominating Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, strategic thinking, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, innovation, technology or information technology expertise, brand marketing experience, availability, career specialization, relevant technical skills, time and willingness to perform duties as a Director, absence of conflicts of interest, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Nominating Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in February 2018, the Nominating Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Nominating Committee and the Board believe to be particularly relevant to the Company at this time:

•	Leadership Experience – Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role Directors play in overseeing the affairs of large organizations. Seven of the eight nominees are current or former executive officers.

•	International Experience – Given the Company’s global footprint and current focus on growing its presence in emerging markets, Directors with experience in markets outside the United States are critical to the Company’s long-term success.

•	Innovation and Technology Experience – In light of the important role of innovation and technology to the Company’s businesses, Directors with innovation and technology experience add significant value to the Board.

•	General Industrial Experience – Directors that have direct experience with industrial businesses bring key insights to the strategic planning process and provide important practical experience to the Board and management.

•	Brand Marketing Experience – Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

•	Financial Experience – Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and Directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director and Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Nominating Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates.

As noted above, the Nominating Committee evaluates the current composition of the Board from time-to-time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Nominating Committee believe that the Company’s current Directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors has significant experience working in international environments (including Directors who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries, including manufacturing, rail, accounting, consulting, consumer products, industrial services and education.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of eight Directors, each of whom has been recommended for election by the Board. S. E. Graham and T. D. Growcock will be retiring from the Board immediately prior to the Annual Meeting in accordance with the Board’s retirement policy in the Corporate Governance Principles, and the Board’s size will decrease from ten to eight members in accordance with the Company’s by-laws. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,

•	K. G. Eddy,

•	D. C. Everitt,

•	F. N. Grasberger III,

•	E. La Roche,

•	M. Longhi,

•	E. M. Purvis, Jr., and

•	P. C. Widman.

As discussed above, under the Company’s Restated Certificate of Incorporation, in any uncontested election, each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. This is known as a “majority voting standard.” If any Director nominee fails to receive more “for” votes than votes “against” for his or her election, then such Director will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Nominating Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Nominating Committee’s recommendation or the Board’s decision.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2019 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Nominees for Director

All of the following Directors have been recommended for election by the Nominating Committee, and the Board has approved all such recommendations. Two current Directors, S. E. Graham and T. D. Growcock, are not being nominated for election because each of them will be retiring from the Board immediately prior to the Annual Meeting in accordance with the Board’s retirement policy in the Corporate Governance Principles. Each of the following nominees for Director has accepted the nomination and has agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election, his or her age (as of March 1, 2018), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2019

James F. Earl	Director since 2012, Age 61

Retired Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies). Mr. Earl served as an executive with GATX since 1988, and was most recently Executive Vice President of GATX from 2006 until his retirement on March 1, 2018 and President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) from 2012 until his retirement on March 1, 2018. Prior to GATX, Mr. Earl held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as the retired President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: MD&C (Chair), Nominating

Kathy G. Eddy	Director since 2004, Age 67

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council. Member of the Board of Directors, Executive Committee and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for over 30 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. Ms. Eddy also served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Executive Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service as Chairman of the Nominating Committee and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Audit, Nominating (Chair)

David C. Everitt	Director since 2010, Age 65

Non-Executive Chairman of the Company since August 1, 2014. Interim President & CEO of the Company from February 28, 2014 to July 30, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Allison Transmission, where he serves on the Nominating and Corporate Governance Committee, Brunswick Corporation, where he serves on the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee, and Nutrien Ltd. (created by the merger of Agrium, Inc. and Potash Company of America). He is also a member of the Board of Directors of the National Business Aviation Association.

Mr. Everitt’s service as former Interim President & CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: None

F. Nicholas Grasberger III	Director since 2014, Age 54

President & Chief Executive Officer since August 1, 2014. Mr. Grasberger has held financial and operations executive positions throughout his career. Prior to joining Harsco in 2013, Mr. Grasberger served as the Managing Director of the multinational Precision Polymers Division of Fenner Plc from March 2011 to April 2013. Prior to joining Fenner, he served as Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the parent company of Armstrong World Industries from January 2005 to March 2009, and later as CEO of Armstrong’s Building Products division from April 2009 to November 2009. Previously, Mr. Grasberger served as the Chief Financial Officer for Kennametal, Inc. and before that as Corporate Treasurer and director of the corporate planning process at H. J. Heinz Company. He started his career with USX Corporation.

Mr. Grasberger’s day-to-day leadership of Harsco Corporation provides an invaluable contribution to the Company’s Board of Directors. From his previous executive positions with other large public companies serving in accounting, financial and operational roles, Mr. Grasberger brings leadership, vision and extensive business operating, financing and global experience to the Company.

Committee Memberships: None

Elaine La Roche	Director since 2014, Age 68

CEO of China International Capital Corporation US since January 2016. Previously, Senior Advisor to China International Capital Corporation US (a Chinese financial services institution) from March 2011 until January 2016. Prior to that time, Ms. La Roche was with JPMorgan Chase & Co. (an international financial services institution) in Beijing, where she served as Vice Chairman, J.P. Morgan China Securities from 2008 to 2010. Over the course of a 20-year career at Morgan Stanley (an international financial services institution), Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, President and Head of the Asia Desk, and Chief Executive Officer of China International Capital Corporation in Beijing from 1997-2000. Ms. La Roche currently serves as a director of Marsh & McLennan Companies, where she sits on the Audit Committee and Finance Committee, and she served on the board of China Construction Bank Corporation for nine years.

With more than 30 years’ experience as a financial services executive, Ms. La Roche brings extensive financial expertise, business acumen and operational oversight skills to the Board. Her focus on the Asian markets, specifically with regard to China where she lived and worked for various stretches of time over the last 18 years, is also a valuable asset to the Board. Her membership on other public company boards, including previous experience on a non-U.S. company board, further enhances her contribution to the Board.

Committee Memberships: Audit; Nominating

Mario Longhi	Director since 2017, Age 63

Retired President & Chief Executive Officer and Director of United States Steel Corporation (“US Steel”). Mr. Longhi served as President & Chief Executive Officer and Director of US Steel from September 2013 until February 2017, and as Chief Executive Officer and Director of US Steel from February 2017 until his retirement in May 2017. From July 2012 until September 2013 Mr. Longhi served in various other senior management positions within US Steel. Prior to joining US Steel, Mr. Longhi spent six years at Gerdau Ameristeel Corporation, serving first as President from 2005 through 2006 and then additional in the role of Chief Executive Officer from 2006 until 2011. Before Gerdau Ameristeel, Mr. Longhi spent 23 years at Alcoa, Inc., which he joined in 1982 as a construction superintendent for the company’s Alumar Refinery in his native Brazil. Mr. Longhi received a Bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo, Brazil in 1977. Mr. Longhi was named 2015 Steelmaker of the Year by the Association for Iron and Steel Technology and CEO of the Year at the 2015 Platts Global Metals Awards. He was also honored by American Metal Market in 2011 with an Award for Steel Excellence as Industry Ambassador/Advocate of the Year. In January 2017, Mr. Longhi was invited to participate in U.S. President Donald Trump’s Manufacturing Jobs Initiative. Mr. Longhi is currently a director of ITT Inc.

Mr. Longhi’s career as one of the leading global steel industry executives brings a valuable addition to the Board. His experience serving as a CEO of multinational steel manufacturers not only adds considerable knowledge of our largest customer base to our Board, it also adds significant operational knowledge and in-depth understanding of our global business needs. Mr. Longhi further contributes leadership operational knowledge to the Board. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: Audit, MD&C

Edgar (Ed) M. Purvis, Jr.	Director since 2018, Age 60

Retired Executive Vice President and Chief Operating Officer of Emerson Electric Co. (Emerson). Mr. Purvis served as Executive Vice President and Chief Operating Officer at Emerson from January 2015 until his retirement in November 2017. From 2008 until January 2015, Mr. Purvis served as Executive Vice President responsible for Climate Technologies at Emerson. Prior to working for Emerson, Mr. Purvis served in a number of senior management positions with Copeland Corporation from 1983 until it was acquired by Emerson in 2008. Mr. Purvis is a former member of the executive board of the Air-Conditioning, Heating and Refrigeration Institute, holds a bachelor’s degree in mechanical engineering from the University of Tennessee, a master’s degree in mechanical engineering from the University of Michigan – Dearborn, and a master’s degree in business administration from Capital University in Columbus, Ohio.

During Mr. Purvis’ career at Emerson he was responsible for Emerson’s day-to-day business activities, which included financial reviews, global procurement, logistics, information technology, product development and strategic planning. His experience brings to the Board valuable insight into the operational challenges for a global organization. In addition, Mr. Purvis brings strong business acumen and leadership skills to the Board.

Committee Memberships: MD&C, Nominating

Phillip C. Widman	Director since 2014, Age 63

Retired Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries). Mr. Widman held this position from 2002 until his retirement in March 2013. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Audit Committee, as a member of the Risk Oversight Committee and as a member of the Ruger Capital Policy Committee; and Vectrus, Inc. where he serves on the Audit Committee and Compensation and Personnel Committee. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman adds considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards further enhances his contribution to the Board.

Committee Memberships: Audit (Chair); MD&C

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Director Attendance at Annual Meeting

The Board held six meetings during the fiscal year ended December 31, 2017. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2017 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All Directors that served on the Board at the time of the Annual Meeting of Stockholders in 2017 attended the Annual Meeting of Stockholders in 2017.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Nominating and Corporate Governance committees. Membership in each of these committees, as of March 1, 2018, is shown in the following chart:

Audit	Management Development and Compensation	Nominating and Corporate Governance
Phillip C. Widman (Chair)	James F. Earl (Chair)	Kathy G. Eddy (Chair)
Kathy G. Eddy	Stuart E. Graham*	James F. Earl
Terry D. Growcock*	Terry D. Growcock*	Stuart E. Graham*
Elaine La Roche	Mario Longhi	Elaine La Roche
Mario Longhi	Edgar M. Purvis, Jr.	Edgar M. Purvis, Jr.
Phillip C. Widman

*	Retiring from the Board immediately prior to the Annual Meeting.

All Directors listed above, including committee chairs, served on the respective committees listed above for the entire 2017 fiscal year, except as follows:

•	Audit Committee – Mr. Longhi was added on November 8, 2017.
•	Management Development and Compensation Committee – Mr. Longhi was added on November 8, 2017. Mr. Purvis was added on February 13, 2018.
•	Nominating and Corporate Governance Committee – Mr. Purvis was added on February 13, 2018.

The table below identifies the number of meetings held by each committee in 2017, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties and Responsibilities	General Information
Audit	7	• Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors; • Review and approve audit and non-audit services;	• Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) • Reviewed its charter in 2017 and determined no changes were necessary

Committee	Meetings	Duties and Responsibilities	General Information

•   Review results of the annual audit;

•   Review adequacy of internal controls;

•   Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•   Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•   Oversee (in conjunction with the Nominating Committee) the Company’s compliance program;

•   Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•   Review and discuss Quarterly Earnings Releases prior to their release.

			• Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us • See “Report of the Audit Committee”
MD&C	5

•   Establish and review the Company’s overall executive compensation philosophy;

•   Review and approve goals and objectives relevant to executive officer compensation;

•   Evaluate executive officer performance relative to established goals and objectives and determine and approve compensation based on the performance evaluation;

•   Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation, and other executive benefits of executive officers;

•   Review incentive compensation plans and equity-based compensation plans;

•   Reviewed its charter in 2017 and determined no changes were necessary

•   Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•   See “Compensation Committee Report”

Committee	Meetings	Duties and Responsibilities	General Information

•   Review the overall structure and operation of the Company’s compensation programs to ensure they do not encourage excessive risk taking;

•   Oversee other benefit and compensation plans applicable to executive officers;

•   Oversee the executive officer assessment, development and succession planning process; and

•   Review and discuss with management the Compensation Discussion & Analysis to be included in the proxy statement.

Nominating	3

•   Establish criteria for the selection of new Directors to serve on the Board;

•   Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•   Consider matters relating to the retirement of Board members, including term limits or age caps;

•   Review matters relating to Director and Director nominee independence;

•   Review and make recommendations to the Board regarding Board and committee size and composition;

•   Oversee the evaluation of the Board and each of its committees;

•   Make recommendations to the Board regarding non-employee Director compensation, including equity compensation;

•   Oversee the Company’s corporate governance program and Corporate Governance Principles;

•   Oversee (in conjunction with Audit Committee) the Company’s compliance program; and

•   Oversees the delegation of risks identified in the ERM framework to the Board and its committees.

•   Reviewed its charter in 2017 and determined no changes were necessary

•   Copy of the Nominating Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•   Additional details regarding the role of the Nominating Committee can be found in the section entitled “Nominations of Directors”

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Nominating Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or executive officer, if any, can be viewed on our website at www.harsco.com/about-us in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Non-Executive Chairman, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Non-Executive Chairman, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following nine Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: Messrs. Earl, Everitt, Graham, Growcock, Longhi, Purvis and Widman and Ms. Eddy and Ms. La Roche. In making these independence determinations, the Board, in consultation with the Nominating Committee, reviewed the direct and indirect relationships between each Director and the Company and its subsidiaries, as well as the compensation and other payments each Director received from or made to the Company and its subsidiaries.

Nominations of Directors

The Nominating Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Nominating Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Nominating Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any Director search. The Nominating Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders. In the case of Mr. Longhi and Mr. Purvis, the Nominating Committee considered the recommendations of a third-party search firm. Pursuant to its charter, the Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms.

The Nominating Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such Director candidate.

The Nominating Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•	The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•	The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•	Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•

A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2019 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2017, and there have been no such changes to date in 2018. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Nominating Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management and the independent compensation consultant utilizing several broad board compensation studies completed within one year of the Nominating Committee’s review.

The compensation structure for non-employee Directors for 2017 was as follows:

Compensation Element	Current Program Value
Annual Retainer:	$63,000
Non-Executive Chairman Premium (Annual):(1)	$90,000
Audit Committee Chair Retainer (Annual):(2)	$15,000*
Audit Committee Member Retainer (Annual):	$6,750
MD&C Committee Chair Retainer (Annual):(2)	$15,000+
MD&C Committee Member Retainer (Annual):	$4,500
Nominating Committee Chair Retainer (Annual):(2)	$9,000
Nominating Committee Member Retainer (Annual):	$4,500
Board and Committee Meeting Fee (Per Meeting)	(3)
Other Meetings (Per Meeting)	(3)
Telephonic Board Meeting Fee (Per Meeting)	(3)
Telephonic Committee Meeting Fee (Per Meeting)	(3)
Restricted Stock Unit Grant Value (Annual):	$110,000
Plan Participation	Deferred Compensation Plan

*	Increased from $13,500 to $15,000 in April 2017.

+	Increased from $9,000 to $15,000 in April 2017.

(1)	The Non-Executive Chairman premium is paid in addition to the annual retainer.

(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.

(3)	For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,350 (for in-person/telephonic Board meetings and in-person committee meetings) or $675 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times the annual retainer. Board members have five years from the date they join the Board to comply with this requirement. Vested and unvested Restricted Stock Units (“RSUs”), as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. At December 31, 2017, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

Beginning in 2016, RSUs are granted under the new 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “Director Plan”). Each RSU under the Director Plan vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock. Dividend equivalents on the RSUs are not paid prior to vesting, but are settled thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation, including RSU grant, until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2017 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
James F. Earl	$81,000	$109,997	$0	$0	$190,997
Kathy G. Eddy	$78,750	$109,997	$0	$0	$188,747
David C. Everitt	$153,000	$109,997	$0	$0	$262,997
Stuart E. Graham	$72,000	$109,997	$0	$0	$181,997
Terry D. Growcock	$74,250	$109,997	$0	$0	$184,247
Elaine La Roche	$74,250	$109,997	$0	$0	$184,247
Mario Longhi*	$12,375	$45,842	$0	$0	$58,217
Phillip C. Widman	$82,125	$109,997	$0	$0	$192,122

*	Mr. Longhi was appointed to the Board on November 8, 2017.

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2017, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. Each non-employee Director, other than Mr. Longhi, were granted 8,029 RSUs on March 3, 2017, and the RSUs vested on March 3, 2018. Mr. Longhi was granted 2,458 RSUs on November 8, 2017, and the RSUs are generally expected to vest on April 24, 2018. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 1, 2018. See Note 13, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2017, non-employee Directors held the following RSUs: Mr. Earl, 24,904; Ms. Eddy, 47,394; Mr. Everitt, 30,568; Mr. Graham, 37,407; Mr. Growcock, 40,001; Ms. La Roche, 19,240; Mr. Longhi, 2,458; and Mr. Widman, 19,240.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our President & CEO, our CFO, and the other three current executive officers named in the 2017 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of March 1, 2018, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock which is as of the dates stated in footnotes (3) and (4) to the table (percentages are calculated assuming continued beneficial ownership at March 1, 2018).

	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Other Stock Equivalents(2)
Named Executive Officers
F. N. Grasberger III	322,079	*	783,443
P. F. Minan	72,709	*	228,750
T. L. McKenzie	18,660	*	112,042
R. C. Hochman	16,416	*	104,334
S. H. Gerson	35,511	*	106,616
Directors and Director Candidates who are not Named Executive Officers
J. F. Earl	40,618	*	-
K. G. Eddy	66,378	*	-
D. C. Everitt	73,954	*	-
S. E. Graham	58,121	*	-
T. D. Growcock	56,715	*	789
E. La Roche	34,954	*	-
M. Longhi	2,458	*	-
E. M. Purvis, Jr.	-	*	1,125
P. C. Widman	34,954	*	-
All current Directors and executive officers as a group (15 persons in total, including those listed above)	838,422	1.04%	1,403,496
More than 5% Beneficial Owners
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	10,490,112	13.04%	-
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	9,617,122	11.95%	-

* Less than one percent.

(1)	Includes securities that are exercisable, or vest, within 60 days. Includes, in the case of S. Gerson, and all current Directors and executive officers as a group, 12,279 shares pursuant to our Retirement Savings and Investment Plan (“RSIP”), in respect of which such persons have shared voting power and sole investment power. For each Director, includes RSUs which have vested and, for Mr. Longhi, represents 2,458 RSU awards that will vest within 60 days. Includes the following number of vested SARs calculated on a “net” basis, i.e. the number of shares each SAR may be exercised for based on the market value of Common Stock as of March 1, 2018: N. Grasberger, 87,918; P. Minan, 26,109; T. McKenzie, 12,789; R. Hochman, 11,046; and S. Gerson, 3,621.

(2)	Includes, for executive officers, unvested RSUs, PSUs (stated at target), and SARs (stated on a gross basis). For Mr. Purvis, represents RSUs that will not vest within 60 days. In addition, Mr. Growcock elected to defer a portion of his Director fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. While unvested awards and phantom shares included in this column may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(3)	The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on January 19, 2018. Based on its filings with the SEC, BlackRock, Inc. has the sole voting power over 10,277,002 shares of our common stock and sole dispositive power over 10,490,112 shares of our common stock.

(4)	The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC on February 9, 2018. Based on its filings with the SEC, The Vanguard Group has the sole voting power over 156,814 shares of our common stock and sole dispositive power over 9,453,858 shares of our common stock.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of five Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that each of Ms. La Roche, Ms. Eddy, Mr. Growcock and Mr. Widman qualifies as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and also meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2017 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

P. C. Widman, Chairman

K. G. Eddy

T. D. Growcock

E. La Roche

M. Longhi

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the years ended December 31, 2017 and December 31, 2016.

	2017	2016
Audit Fees(1)	$4,157,600	$3,432,200
Audit-Related Fees(2)	$545,100	$1,906,911
Tax Fees(3)	$133,586	$641,760
All Other Fees(4)	$23,524	$5,400
Total Fees	$4,859,810	$5,986,271

(1)	The 2017 figure includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews. The 2016 figure includes fees of $77,000 over amounts reported in the prior year, reflecting additional amounts for statutory audits.

(2)	The 2017 figure includes primarily accounting consultations related to the assessment of the new revenue recognition standard as well as procedures performed related to a compliance matter. The 2016 figure primarily includes fees related to the proposed separation of the Metals and Minerals business and accounting consultations.

(3)	The 2017 figure includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning initiatives, including Treasury planning. The majority of 2016 fees relate to Treasury planning.

(4)	The 2017 figure includes fees related to licensing fees for software products and training offered to Harsco employees. 2016 includes fees related to licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the fees included in the table above were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2018. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2018 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2019.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

Required Vote: The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors will be approved if it receives the approval of at least a majority of the shares represented at the Annual Meeting.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) provides information regarding our executive compensation guiding principles, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers (“NEOs”) for 2017. Our MD&C Committee is responsible for establishing our executive compensation program, including components underlying the philosophy and related policies. The MD&C Committee is charged with aligning the Company’s performance – and resulting impact on stockholder interests – with the compensation actions for both our NEOs and the broader Harsco employee population.

EXECUTIVE SUMMARY

Business Highlights

Harsco management continued to execute strategies in 2017 to further develop and strengthen the Company’s portfolio of businesses, to maintain a strong financial profile and to enable the Company to generate returns above the cost of capital. 2017 also represented the year in which Harsco transitioned towards a broader growth strategy across its businesses. Each Business Unit focused on outpacing relevant market trends supported by a return-based decision making process. The success of strategic initiatives in recent years, along with some uplift in end markets, is illustrated by the increases to our 2017 outlook throughout the year and the year-over-year improvement in certain key performance indicators (“KPIs”).

The Company’s largest business unit, Metals & Minerals (“M&M”), continued to demonstrate improved financial performance for a second consecutive year. This trend further reflects the financial benefits of the transformational actions executed from 2013 to 2016 to build M&M into a leaner, higher-return business through a number of process efficiency initiatives. Additionally, M&M implemented a growth strategy to expand its business relationships with existing and new customers. Recent sales wins prove the benefits of this initiative. Overall, M&M’s 2017 operating income increased meaningfully and continues to generate strong free cash flow.

Our Industrial business unit also realized a sizable improvement in 2017 operating income and margins. These positive trends resulted from an increase in capital spending by U.S. energy customers, which troughed in mid-2016, coupled with new product introductions and significant efficiency initiatives implemented over the past two years. Meanwhile, our Rail business unit demonstrated resilience at the bottom of the North American economic cycle. Growth in its short-cycle, aftermarket and international sales partially offset the domestic revenue pressures, while Rail executed a number of transformational initiatives to improve operational and commercial effectiveness, positioning this business for growth as end markets recover.

Harsco’s stated 2017 objectives included achieving its 2017 Annual Operating Plan; developing and implementing a growth strategy in M&M; pursuing growth through adjacent markets penetration and new products delivery in the Industrial business unit; executing cost and improvement initiatives in the Rail business unit to proactively manage unfavorable economic pressures; and maintaining a strong and appropriate capital structure. The Company made significant progress against these priorities, which are reflected in our 2017 financial results and improved share price. Overall, Harsco’s executive management team was pleased with the strategic and operational progress within the underlying businesses and remains committed to the Company’s strategic initiatives.

A more extensive list of our key accomplishments is noted below:

•	Exceeded the outlook for key 2017 financial performance indicators such as operating income, free cash flow and return on invested capital (“ROIC”) provided to the investment community at the beginning of the year;

•	Realized a year-over-year increase in the M&M business unit’s KPIs such as ROIC. Implemented a growth strategy resulting in the signing of new mill services contracts within identified growth markets such as India, Turkey and the Middle East;

•	Recognized an improvement in the Industrial business unit’s KPIs relative to 2016. Executed initiatives to expand our market and product capabilities in industrial grating, further penetrate the downstream market for air-cooled heat exchangers, and grew commercial boiler sales;

•	Grew aftermarket parts, our Protran technology and international equipment sales in the Rail business unit. Implemented cost reduction and commercial actions in the face of persistent weakness in the North American market; and

•	Repriced $546 million term loan B facility, realizing a 200 basis point or $11 million improvement in annual interest costs, a one year extension, and favorable covenant adjustments.

Each of our businesses demonstrated considerable progress against their operating objectives and contributed to the Company’s successes in 2017. Achievements and other notable activities across our business units are summarized in the table below:

2017 Achievements and Other Notable Activities by Business Unit
Metals & Minerals	Industrial	Rail

•   Operating income increased 29 percent and operating margin increased by more than 190 basis points.

•   Approximately 37 renewals and growth contracts awarded during the year with estimated revenues of more than $550 million over the terms of these contracts.

•   Developed and implemented a growth strategy for mill services and applied products offerings. Announced new contracts within identified growth markets such as India, Turkey and the Middle East.

•   Revenue and operating income increased by 21 percent and 52 percent, respectively, as a result of the energy market recovery, new product introductions and incremental market penetration.

•   Backlogs increase 57 percent compared with year-end 2016.

•   Opened a West Coast facility to expand the geographic footprint in the Industrial grating unit.

•   Grew stainless steel commercial boiler sales by 16 percent.

•   Realized meaningful increase in short-cycle and international machine sales.

•   Signed a significant contract to supply a major customer with stoneblower machines, starting in 2019.

•   Launched business transformation initiative to achieve sizable cost reduction and improve commercial practices, positioning Rail for growth over the long term.

•   Satisfied initial delivery requirements under the multi-year contract with the federal railway system of Switzerland (“SBB”); realized revenue of approximately $43 million.

The end-markets served by Harsco were stable to improving in 2017, and we expect to benefit as market conditions improve further.

Compensation Highlights

Advisory Vote on Named Executive Officer Compensation

Stockholders voted strongly in support of Harsco’s compensation for its NEOs in 2017 with approximately 94% of votes cast in support of Harsco’s say-on-pay proposal.

Program Governance Highlights

We strive to maintain a program that is consistent with market best practices, supportive of our business structure, and aligned with our stockholder’s expectations. The table below presents components of our executive compensation program that align with market best practices.

What we do		What we don’t do
✓	Tie a significant amount of executive pay to Company performance	×	Do not enter into employment contracts with our executives
✓	Reward for business unit, corporate, and individual performance	×	No re-pricing of outstanding stock options and Stock Appreciation Rights (“SARs”)
✓	Deliver pay that is aligned with performance (below target for weak years and above target for strong years)	×	No extravagant benefits or perquisites provided to executives
✓	Maintain a clawback policy in the event of a material financial restatement that impacts incentives	×	No tax gross-ups except for relocation
✓	Prohibit hedging and short sales	×	No single trigger severance payments or equity acceleration on new awards
✓	Utilize an independent compensation advisor	×	No dividends paid on unearned Performance Share Units (“PSUs”)
✓	Conduct an annual risk review and make program changes as necessary	×	No PSUs earned when the company’s Total Stockholder Return (“TSR”) is negative for the measurement period
✓	Require a “double trigger” for severance payments upon a change in control	×	Prohibit pledging of shares by executives and non-employee Directors
✓	Maintain stock ownership guidelines of: • 6 times base salary for the CEO • 3 times base salary for other NEOs • 5 times annual retainer for non-employee Directors

Changes to Compensation Programs

In 2017, the MD&C Committee, management, and the MD&C Committee’s external compensation advisor, Pay Governance LLC (“Pay Governance”), partnered closely to adopt the following changes to the Company’s pay program:

Component	Change Details	Rationale for Change
2017 LTIP Grant	As discussed in the 2017 Proxy Statement, the timing of the award date of the annual Long-Term Incentive Plan (“LTIP”) grant was moved from early May to early March.	A first quarter LTIP grant aligns with the timing utilized by our peers and is also consistent with our annual incentive program.
2018 PSU Design

Effective with the 2018 grant, the PSU payout will be capped at 100% (“target”) if TSR is negative over the performance measurement period. Previously, payout was set to zero if TSR was negative.

Additionally, the CEO’s mix of PSUs as a percent of his LTIP award was increased from 33% to 40% for 2018.

The new approach is consistent with the prevailing market practice for companies that cap payouts for negative TSR and balances the incentive to outperform the index by limiting the upside when the share price declines for all LTIP participants.

The CEO’s PSU mix was adjusted to place more emphasis on performance contingent awards.

Incentive Plan Results

For 2017, all three business units, M&M, Industrial and Rail, earned an annual incentive payout based on their financial performance as compared against the approved Business Unit Contribution (“BUC”) targets. Harsco BUC consists of two distinct and separate components: 1) operating income (excluding the effect of certain special items as determined by the MD&C Committee) minus; 2) a fixed cost of capital rate applied to planned controllable net assets deployed. Upon consolidation of each business unit’s results including Corporate charges, Harsco Consolidated earned an above target payout. The payout factors related to the results achieved are noted below.

Consolidated/Business Unit	Payout Factor
Harsco Consolidated	188% of Target
Harsco M&M	200% of Target
Harsco Rail	103% of Target
Harsco Industrial	167% of Target

The resulting payouts from the Annual Incentive Plan (“AIP”) along with the base salary earned and the long-term incentives granted in 2017 for the NEOs are presented in the table below.

	Fiscal Year 2017 Actual Compensation Awarded
Executive	Base Salary Earned	Non-Equity Incentive Earned	Long-Term Incentive Award Value Granted	Total Direct Compensation(1)
F. Nicholas Grasberger III	$841,183	$1,740,550	$2,676,740	$5,258,473
Peter F. Minan	$499,612	$704,851	$794,937	$1,999,400
Russell C. Hochman	$372,160	$455,036	$394,759	$1,221,955
Tracey L. McKenzie	$367,062	$448,803	$389,371	$1,205,236
Scott H. Gerson	$336,473	$448,183	$356,926	$1,141,582

(1)	Total Direct Compensation is equal to the sum of base salary earned, AIP earned for 2017 and paid in 2018 and accounting fair value of long-term incentives granted in 2017.

It is important to note that long-term incentives granted in March of 2017 are considered by the MD&C Committee to be a pay opportunity with the realizable value fully dependent on Harsco’s future share price performance. For NEOs, long-term incentives consist of one-third SARs, Restricted Stock Units (“RSUs”) and PSUs.

The Company granted performance share units in 2015 with vesting conditioned generally on Harsco’s TSR performance relative to the S&P MidCap 400 Index for the 3-year period from 2015 through 2017. Harsco’s TSR for the performance period was at the 24th percentile of the index, resulting in a payout of 0% of target.

2015 to 2017 PSU Award	Payout Factor
Relative TSR versus S&P MidCap 400 Index	0% of Target

Discussion of Chief Executive Officer Pay

We believe our executive compensation program strikes an appropriate balance between our ability to attract, motivate, develop, and retain highly qualified leaders and help to ensure our executives’ interests are parallel with the long-term interests of our stockholders. As such, the majority of executive compensation is structured utilizing equity compensation, aligning the realized value of these awards with stockholders’ interests.

Pay Opportunity versus Realized Pay and Potential Realizable Pay

On an annual basis, the MD&C Committee approves a targeted pay opportunity by establishing the target AIP level and the grant value of long-term incentive awards for the year. However, the potential real value of these awards is highly dependent on: (1) Harsco’s operating performance, as defined by BUC, for the cash AIP award; (2) Harsco’s share price and relative TSR performance for the long-term incentive compensation; and (3) satisfaction of the service obligation in the long-term incentive’s vesting schedules.

Realized Pay

As a large majority of pay opportunity represents potential pay that could be realized in future years, we also review the CEO’s realized pay for each full year. In short, realized pay is comprised of actual pay earned including base salary and AIP payouts plus the value of vested/exercised equity awards during the period. While Mr. Grasberger’s pay opportunity is established to be competitive with median market levels, his realized pay varies based on Harsco’s stock price performance, equity vesting and incentive payouts.

Potential Realizable Pay

In addition to pay opportunity and realized pay, a third perspective the Committee considers is potential realizable pay. Potential realizable pay considers base salary and AIP payouts plus a “snapshot” of the intrinsic value of equity within the period. The intrinsic value of equity uses the December 29, 2017 share price to calculate a “snapshot” value for awards granted within the period. It combines RSUs, “in the money” value of SARs, and an estimate of the value of unvested PSUs based on the relative total stockholder return performance to date.

Realized and Potential Realizable Pay as a Percent of Pay Opportunity

Mr. Grasberger’s realized pay for 2015 to 2017 was 49% of the pay opportunity granted over the same time period due to a combination of mixed results of actual AIP payouts, no PSUs earned, no SARs exercised and standard RSUs vesting. However, Mr. Grasberger’s potential realizable pay is 157% of the pay opportunity granted for the 2015 to 2017 period, primarily due to the Company’s strong TSR performance since 2016 that is driving an increase in the intrinsic value of equity awards above the value on the date of grant.

It is important to note that the intrinsic value of equity awards is based on share price and relative TSR performance of unvested awards for incomplete performance cycles and will change each year. The actual realized value will continue to be determined by the future share price (and, for PSUs, TSR) performance of the Company through the vesting periods.

See the illustration below for a detailed presentation of each of these methodologies.

Pay Opportunity: Base salary earned + target AIP + grant date fair value of long-term incentive awards (PSUs + RSUs + SARs) in each fiscal year.

Realized Pay: Base salary earned + actual AIP paid + value of equity vested or exercised in each fiscal year.

Potential Realizable Pay: Base salary earned + actual AIP paid + intrinsic value of PSUs at the currently projected vesting level + the intrinsic value of RSUs and SARs. Intrinsic values were established as of December 29, 2017 using an $18.65 share price.

PSU TSR Performance Assumptions: 2017 potential realizable pay assumes a 178% PSU payout based on the 2017 TSR relative to the S&P 600 Industrial Index. 2016 potential realizable pay assumes a 200% PSU payout based on the 2016 to 2017 TSR relative to the S&P 600 Industrial Index. 2015 potential realizable pay assumes a 0% PSU payout based on the 2015 to 2017 TSR relative to the S&P 400 MidCap Index.

CEO three-year aggregate pay comparison 157% of pay opportunity 49% of pay opportunity $Millions pay opportunity realized pay potential realizable pay base salary AIP PSUs RSUs SARs

Potential Realizable Pay versus the Peer Group

When comparing the last three years of pay and total stockholder return to the companies used in our market benchmarking analysis there is reasonable alignment between Harsco’s total stockholder return and the CEO’s potential realizable pay. The trend in potential realizable pay is aligned with total stockholder returns, as the majority of the CEO’s potential realizable value results from performance-based awards granted in the most recent two years where returns are the strongest.

2017 Named Executive Officers

Our NEOs for fiscal 2017 are as follows:

NEOs	Title at End of Fiscal 2017
F. Nicholas Grasberger III	President & Chief Executive Officer (“CEO”)
Peter F. Minan	Senior Vice President & Chief Financial Officer (“CFO”)
Russell C. Hochman	Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary
Tracey L. McKenzie	Senior Vice President & Chief Human Resources Officer (“CHRO”)
Scott H. Gerson	Senior Vice President & Group President, Harsco Industrial

For 2017, the CD&A and the related compensation tables and narratives cover five NEOs and disclose a variety of compensation decisions and actions. Details about the specific arrangements made with our NEOs can be found in the “Employment Arrangements with Certain NEOs” and “Potential Payments upon Change in Control and Other Potential Post-Employment Payments” sections.

Above median performance & below median realizable TDC value Above median performance & above median realizable TDC value Below median performance & below median realizable TDC value Below median performance & above median realizable TDC value ceo potentital realizable pay percent rank

DISCUSSION AND ANALYSIS OF 2017 COMPENSATION

Compensation Guiding Principles

The Company has a set of principles that guide our compensation program design with the core assumption that executive compensation is a highly effective business tool when designed, communicated and administered properly. These principles strongly influenced our executive compensation decisions and the implementation of our 2017 program. The objectives set forth by the MD&C Committee and management team will help ensure any future Company compensation program will be designed in accordance with our guiding principles.

Guiding Principle	How We Employ These Guiding Principles
Promote a Performance Oriented Environment

✓   Ensuring employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

✓   Providing greater rewards to those individuals and teams who most positively impact the success of the business; and

✓   Differentiating compensation in a manner that enables the Company to retain our high-performing and high-potential talent and to attract additional high caliber talent to the organization.

Provide Market-Competitive Rewards

✓   Regularly monitoring the practices and trends in the markets in which we compete for talent;

✓   Structuring our compensation program to target the median of relevant markets for talent; and

✓   Designing a program in which realizable compensation is aligned with stock price and business performance outcomes.

Allow Flexibility within a Common Framework

✓   First, creating a program with a common global strategy and framework; and

✓   Then, allowing defined flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce, and global markets.

Adhere to a Clear Governance Model

✓   Employing appropriate oversight and controls to govern compensation program design and administration;

✓   Clearly defining the roles and responsibilities of all program stakeholders; and

✓   Maintaining a clawback policy to recoup incentives in the event of a financial restatement.

Be Well Communicated

✓   Specifying the objectives, design, and value of each component of fixed and variable compensation within the context of their total rewards; and

✓   Utilizing multiple avenues and sources of communications to help ensure the link between pay and performance is well understood.

Key Compensation Practices

Further aligning with our Guiding Principles, the MD&C Committee maintains a clear set of goals for designing and implementing our pay program.

Goal	Supporting Compensation Practice
To Align our Compensation Program with Stockholder Interests

✓   Design our pay program to help ensure a meaningful portion of total compensation is linked to overall Company performance;

✓   Maintain market appropriate stock ownership requirements, including six times base salary for our President & CEO and three times base salary for our remaining NEOs, which helps to ensure our senior executives have a significant stake in the Company’s long-term success;

✓   Provide for “double trigger” vesting in our change-of-control agreements;

✓   Review our compensation program annually for appropriate risk-to-reward balance;

✓   No employment agreements for our executives; and

✓   Engage in stockholder outreach to understand what is important to our key owners.

To Pay for Performance

✓   Maintain a set of principles to guide the development of our executive compensation program to support and drive our business strategies, goals, and values;

✓   Set our executive compensation mix to be weighted more toward variable rather than fixed compensation;

✓   Design our program to differentiate payouts based upon business unit and individual performance; and

✓   Deliver below-target realized compensation to our executives in years with below-target performance.

To Align our Practices with the Market

✓   Set our target executive compensation structure at the median of our defined market for talent;

✓   Use multiple industry surveys and advisory resources to help ensure a current understanding of changing market competitive practices;

✓   Provide market competitive benefits and perquisites to our executives; and

✓   Review our peer group for executive compensation comparison on a regular basis to ensure it is representative of our market for talent, our business portfolio and our global footprint.

Goal	Supporting Compensation Practice
Practice Sound Governance

✓   Prohibit the re-pricing and buyback of our stock options and SARs;

✓   Maintain a clawback policy;

✓   Prohibit the hedging and pledging of equity awards;

✓   Prohibit tax gross-ups to our executives other than for relocation expenses;

✓   Seek to maintain the independence of our MD&C Committee members by reviewing and managing non-employee Director pay decisions in the Nominating and Corporate Governance Committee;

✓   Engage an independent compensation consultant, Pay Governance, as an advisor to the MD&C Committee, and formally review the advisor’s performance and independence annually; and

✓   Charter the MD&C Committee to oversee executive talent assessment, development and succession, not just strictly compensation decisions.

To Attract, Motivate, Develop, and Retain High Caliber Talent

✓   Conduct an annual Organizational Leadership Review that assesses the critical organizational capabilities required to execute the Company’s strategy, executive team performance, succession depth, and retention risk across all critical executive leadership positions;

✓   Share the results of the Organizational Leadership Review process regarding our most senior executives and solicit performance feedback from the full Board;

✓   Require annual performance evaluations for leadership, management and individual contributors; and

✓   Involve Board of Directors in the selection process for executive officers.

Response to Previous Say-on-Pay Advisory Voting

At our 2017 Annual Meeting, stockholders voted strongly in support of Harsco’s NEO compensation programs with 94% of votes cast in support of the Harsco’s say-on-pay proposal.

We believe the continued support demonstrates our commitment to attain the highest levels of stockholder support for our executive compensation program as stockholder input is respected. After strong favorable support the past few years, a formal outreach program on compensation was not conducted. Stockholders were engaged on various other issues throughout 2017 at which time stockholders had the opportunity to provide feedback on a variety of topics if they so wished. The MD&C Committee considers stockholder’s viewpoints in the development and approval of all compensation policies and practices at Harsco.

Key Changes Implemented to Executive Compensation Programs

As previously discussed in the prior year’s Compensation Discussion & Analysis, the MD&C Committee, management, and the MD&C Committee’s external compensation advisor partnered closely to adopt a change in the timing of LTIP grants from May to early March. A first quarter LTIP grant aligns with the timing utilized by our peers and is also consistent with our annual incentive program.

Additionally, effective with the 2018 grant, the PSU payout will be capped at 100% (“target”) if TSR is negative over the measurement period. Previously, payout was set to zero if TSR was negative. The new approach is consistent with the prevailing market practice for companies that cap payouts for negative TSR and balances the incentive to outperform the index by limiting the upside when the share price declines for all LTIP participants. Lastly, the CEO’s mix of PSUs as a percent of his LTIP award was increased from 33% to 40% for 2018 to place more emphasis on performance contingent awards.

Overview of 2017 Compensation Decisions and Actions

Applying our principles and stated compensation practices, the MD&C Committee reviewed each NEO’s compensation package individually with the objective of supporting our business strategies, ensuring market competitiveness, providing incentives to motivate and retain our key executives, and underpinning our succession planning process.

President & CEO

Effective May 1, 2017, the MD&C Committee increased Mr. Grasberger’s base salary by 3%, in recognition of his contributions to the Company including those described in the Business Highlights and consistent with the overall merit increase budget for Harsco in the U.S. His target AIP and LTIP, as a percent of base salary, were left unchanged from 2016. The CEO’s annual base salary and target incentive levels for the past three years are provided below:

Fiscal Year	Base Salary	AIP Target (as a % of base salary)	LTIP Target (as a % of base salary)
2017	$849,750	110%	300%
2016	$825,000	110%	300%
2015	$825,000	110%	300%

Other NEOs

Consistent with the actions approved for the CEO, all other NEOs received a 3% increase in their annual base salaries, effective May 1, 2017, in recognition of their contributions to the Company and consistent with the overall merit increase budget for Harsco in the U.S. No adjustments were made to the incentive targets of any NEOs.

Determining 2017 NEO Compensation

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary in its discretion, and also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances for a newly appointed or hired executive. For 2017, the predominant factors influencing pay determinations for our NEOs included:

•	Performance against the BUC performance metric;

•	Strategic initiatives, including creating and implementing a growth strategy in the M&M business unit; driving growth in the Industrial business unit; executing cost and operational improvements in the Rail business unit; and further improving the balance sheet position;

•	Achievement of specific operational goals relating to the sphere of influence of the applicable NEO; and

•	Market competitive compensation levels reflected in survey data and peer group data as described in more detail below.

Role of MD&C Committee

For 2017, all members of the MD&C Committee were independent Directors, enabling them to be objective representatives for our stockholders. The MD&C Committee oversaw the design and development of our 2017 NEO compensation program and determined CEO compensation consistent with the overall objectives of the program, as described above. The MD&C Committee also approved all incentive compensation plans and approved or revised recommendations made by the President & CEO for compensation decisions affecting any of the other NEOs.

Role of the President & CEO

Our President & CEO, assisted by our Human Resources department, was responsible for the implementation and administration of the executive compensation program during 2017. Prior to and during 2017, Mr. Grasberger met with the MD&C Committee and Pay Governance to consider and recommend the overall structure for our NEO compensation program, to set and evaluate 2017 AIP metrics, and to make specific recommendations regarding the form and amount of compensation opportunities for the other NEOs. The final decisions regarding the NEOs’ compensation were, however, made by the MD&C Committee. The President & CEO does not play any role with respect to any matter affecting his own compensation.

Role of Compensation Consultants

Independent MD&C Committee Consultant

For 2017, our MD&C Committee engaged Pay Governance to provide independent counsel and advice to the MD&C Committee. Pay Governance provided the following services to the MD&C Committee in 2017:

•	Review, design and recommendations for the 2017 short-term and long-term incentive plans;

•	Updates on trends and developments in executive compensation;

•	Review and recommendation regarding the compensation peer group for use in 2017 and 2018;

•	The annual executive competitive market assessment for 2018 pay decisions;

•	Provided advice regarding the Stock Incentive Plan design;

•	Conducted a risk assessment of the Company’s executive incentive plans;

•	Consulting related to the CEO Pay Ratio disclosure;

•	Support in drafting the CD&A of the Proxy Statement; and

•	Other ad hoc requests related to executive compensation market practices.

At the MD&C Committee’s direction during 2017, management provided all MD&C Committee materials to the independent consultant and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. Pay Governance considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered Pay Governance’s input as part of its decision-making process.

Pay Governance also provided consulting related to non-employee Director compensation directly to the Nominating and Governance Committee.

Independence Assessment: No Compensation Consultant Conflicts of Interest

The MD&C Committee assessed the independence of Pay Governance in 2017, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, we are not aware of any conflict of interest raised by the work performed by Pay Governance that would prevent the consultant from serving as an independent consultant to the MD&C Committee.

Management Consultants

Our Human Resources department retained Willis Towers Watson during 2017 to provide additional executive compensation support, including assistance with analysis and recommendations regarding short- and long-term incentive planning services because of their broad level of expertise and expansive knowledge of relevant market data in that area. In addition, Willis Towers Watson provided guidance related to the implementation of the CEO Pay Ratio requirements. Our Human Resources department also used various survey data compiled by Willis Towers Watson to provide information to the MD&C Committee as part of its decision-making processes.

In 2017, Willis Towers Watson again provided pension plan-related and other similar advice to our Human Resources and Finance departments as well as measurement support for various casualty exposures. The decision to engage Willis Towers Watson for these non-compensation related services was made by management.

How We Used Market Data for 2017 Pay Decisions

Based on our compensation philosophy, whereby we wish to attract and retain high caliber talent, our first step in establishing pay levels for each of our NEOs is to target compensation initially at or near the median (50th percentile) of market data for executives in similar positions. In reviewing the 2017 compensation of our NEOs, the MD&C Committee references two sources of market data when making compensation decisions: survey data and peer group data.

•	Survey data: The MD&C Committee consulted with Pay Governance to review third-party compensation surveys focused on capital goods, industrial manufacturing and commodity based industries reflecting similar revenue size to Harsco. As we are a diversified industrial services company, no other company perfectly matches our profile, and we believe our most direct competitors for executive talent are not necessarily limited to the companies included in the survey or our Peer Group. The MD&C Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

•	Compensation Peer Group data: The MD&C Committee also consulted with Pay Governance to review peer group compensation data obtained from SEC filings to help us understand the pay levels in industries in which we compete for talent. Peer group data is focused on elements of compensation (salary, annual bonus, and long-term incentives) for NEOs at companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint, and other similar business related factors. Our peer group used in making compensation decisions (“Compensation Peer Group”) for 2017 is listed below.

All components of the Company’s NEO compensation packages, as well as the aggregate target total compensation (the sum of base salary, target annual incentives, and target long-term incentives) levels for the NEOs, are initially targeted to the 50th percentile of similarly situated employees of companies in the comparison Compensation Peer Group and relevant survey data. Variation above or below the 50th percentile results when, in the judgment of the MD&C Committee, the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions, justify the variation.

Variation can also result based upon the terms of individually negotiated employment arrangements and year-to-year fluctuations in the peer group data and/or the survey data.

Compensation Peer Group

Each year, we review our Compensation Peer Group to ensure our compensation is being benchmarked to comparable companies considering industry, financial and operational similarities. In light of the Company’s lower market cap and revenue since the Compensation Peer Group was initially developed, the MD&C Committee approved changes to this custom peer group to better align with the current size and scope of the consolidated business. Although there are other companies who compete with Harsco’s various business segments, some were not included in the peer set due to their differences in size and scope as compared to Harsco.

As in previous years, the following selection criteria was used in the development of the peer group:

•	Diversified industrial organizations;

•	Global (multi-national) footprint, operating in many individual locations (with approximately 30% or more of total revenues deriving from outside the United States);

•	Asset/capital intensive nature and/or long-term contract service providers; and

•	Sized to be approximately one half to 2.5 times our size as measured by revenues and within a reasonable range on a market cap basis.

Companies included in the 2017 Compensation Peer Group were companies that had one or more business aspects that corresponded with one or more of the main aspects of our three business units: M&M, Rail, and Industrial. The following companies comprise the 2017 Compensation Peer Group:

2017 Compensation Peer Group
Actuant Corporation	Minerals Technologies
American Railcar Industries, Inc.	Rexnord Corporation
Astec Industries Inc.	SPX Corporation
Chart Industries Inc.	SPX FLOW, Inc.
CIRCOR International, Inc.	Standex International Corporation
Crane Co.	TriMas Corporation
EnPro Industries, Inc.	Valmont Industries, Inc.
Gibraltar Industries, Inc.	Watts Water Technologies, Inc.
The Greenbrier Companies, Inc.	Woodward, Inc.
Kennametal Inc.

In addition, the following companies, which were part of the 2016 Compensation Peer Group, were used as additional reference in evaluating competitive pay positioning:

2016 Companies Removed from Peer Group
AO Smith Corp.
Curtiss-Wright Corporation
IDEX Corporation
ITT Corporation
The Manitowoc Company, Inc.
Meritor, Inc.
Snap-On Inc.
Wabtec Corporation
Xylem Inc.

For the 2017 Compensation Peer Group, median revenues for 2017 (2016 data was utilized to determine 2017 NEO compensation) were approximately $1.4 billion (as compared to the Company’s 2017 revenues of approximately $1.6 billion) and median market capitalization as of September 30, 2017 was approximately $1.5 billion (as compared to the Company’s 2017 market capitalization of approximately $1.5 billion). The following charts illustrate Harsco’s position in comparison to the 2017 Compensation Peer Group’s median by total revenues and market capitalization measured as of September 30, 2017.

Initial Benchmarking

In reviewing base salaries, target total cash compensation, and target total compensation for 2017, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of the combined peer group data and survey data. The MD&C Committee believes NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, specifically taking into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance (specifically the effect of what the MD&C Committee viewed as exceptional performance) of duties during a NEO’s tenure with Harsco;

•	Market requirements; and

•	Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year target compensation opportunities, the effect of current performance is much more significant in determining the level at which those compensation opportunities are earned and paid out. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2017 Compensation

Consistent with our performance-oriented pay philosophy, the compensation structure for the President & CEO is designed to deliver approximately 20% of the annual compensation opportunity in the form of fixed pay (base salary) and the remaining 80% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual amount of compensation realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans. Once per year, the MD&C Committee completes an evaluation with respect to the Company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2017 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites, and other benefits. When evaluating the total level of CEO compensation for the 2017 fiscal year, the MD&C Committee considered the following information:

•	Personal performance against pre-established goals and objectives;

•	The Company’s performance and relative TSR; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive team;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the position in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and guiding principles.

Consistent with our pay for performance philosophy, target total direct compensation for our NEOs other than the President & CEO is designed to deliver approximately 65% variable compensation at target performance and 35% fixed compensation. The amounts of compensation actually realized by our NEOs will vary from the target awards based upon performance evaluated under the terms of our compensation plans.

Each year, the President & CEO presents his Organizational Leadership Review to the MD&C Committee to discuss the individual performance and potential of the other NEOs. Following this review, the President & CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites, and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs’ individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data. The MD&C Committee takes into account all of the same considerations when making its compensation decisions for the President & CEO.

Elements of 2017 NEO Compensation Program

The key elements of our 2017 NEO compensation program are described in the following table:

Element	Description
Base Salary	• Fixed annual cash amount based on competitive market data • Targeted to market median
Annual Incentive (AIP Awards)	• Variable, performance-based annual cash payment linked to and focused on strategic and financial short-term goals • Targeted to market median
Long-Term Incentive (LTIP Awards)

•   Variable, time-and performance-based annual award grant comprised of one-third PSUs, one-third RSUs and one-third SARs

•   Realizable compensation based upon the intrinsic value of the Company’s stock price performance

•   Targeted to market median

Perquisites and Personal Benefits	• Limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation opportunity
Retirement Benefits

•   Defined contribution plans and pension plan benefits similar in form to benefits available to our other employees

•   Supplemental contributions available above Internal Revenue Code limits do not exceed amounts contributed below Internal Revenue Code limits

Post-Employment Payments	• Contingent in nature and generally payable only if an NEO’s employment is terminated as specified under the terms of various plans and arrangements

Target Compensation Mix

As reflected in the following charts, the MD&C Committee approved a significant amount of each NEO’s target total compensation opportunity in the form of variable, rather than fixed, compensation.

2017 Target Compensation Mix Chief Executive Officer	2017 Target Compensation Mix Average of Other NEOs

The charts above include annual base salary, target AIP and target LTIP as of December 31, 2017. The 2017 Target Compensation Mix Average of Other NEOs chart includes data for those NEOs, excluding the President & CEO, serving as named executive officers as of December 31, 2017.

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. It is the minimum payment for a satisfactory level of individual performance for as long as the executive remains employed with the Company. Base salary is set at the MD&C Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected Compensation Peer Group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, and placement within the general base salary range offered to our NEOs.

The annual base salary rates are effective on May 1st of the applicable fiscal year. The table below reflects the year-over-year changes in base salary approved by the MD&C Committee and effective as of December 31, 2017:

	Annual Base Salary Rate		% Increase
Executive	Effective May 1, 2016	Effective May 1, 2017
F. Nicholas Grasberger III	$825,000	$849,750	+3%
Peter F. Minan	$490,000	$504,700	+3%
Russell C. Hochman	$365,000	$375,950	+3%
Tracey L. McKenzie	$360,000	$370,800	+3%
Scott H. Gerson	$330,000	$339,900	+3%

2017 AIP Awards

NEOs were eligible to participate in the 2017 AIP program, which provides the opportunity to earn a performance-based cash incentive based on the achievement of near-term financial results and strategic goals. All NEOs were evaluated, in significant part, based on overall Company performance to improve financial results and drive stockholder value. In its decision-making authority, the MD&C Committee reviewed the targets as established based on the 2017 Annual Operating Plan set at the beginning of the year versus actual financial results. The MD&C Committee is given discretion to reduce (but not increase) the final payout amounts for the NEOs.

Prior to 2018, Harsco’s performance-based incentives were intended to comply with the historical structure of IRC section 162(m) for the purposes of qualifying as performance-based compensation for tax deductibility purposes. To this end, incentives were awarded under the shareholder approved 2013 Equity & Incentive Plan, which identifies eligible employees covered by the plan, metrics used to assess company performance for determining incentive payments, and individual compensation limits.

Setting 2017 AIP Award Opportunities

Target annual incentive opportunities are expressed as a percentage of base salary and payouts can range from 0% to 200% of target award amounts based on performance. Targets were established by the MD&C Committee based on each NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of the benchmarking data as previously discussed. For 2017, there were no changes to target annual incentive levels for NEOs.

	FY ’17 Target AIP(1)	AIP Opportunity Range (% of Target Award Opportunity)
Executive		Below Threshold	Threshold	Target	Maximum
F. Nicholas Grasberger III	110%
Peter F. Minan	75%
Russell C. Hochman	65%	0% of Target	25% of Target	100% of Target	200% of Target
Tracey L. McKenzie	65%
Scott H. Gerson	75%
(1)	As of December 31, 2017 expressed as a percentage of base salary.

AIP Performance Metrics and Payouts

Our annual cash incentive plan, the AIP, is intended to:

•   Hold our leadership team accountable for the efficient use of capital;

•   Drive growth;

•   Focus our executives on the achievement of pre-determined Harsco BUC goals; and

•   Ensure accountability towards delivering near-term commitments and consistent operating improvements.

What Is Harsco BUC?

Harsco BUC consists of two distinct components, including:

1)  Operating income (excluding the effect of certain special items as determined by the MD&C Committee); minus

2)  A fixed cost of capital rate applied to planned controllable net assets deployed.

Why Harsco BUC?

We believe this measure is appropriate for Harsco’s diverse portfolio of businesses because it:

1)  Provides a clear line-of-sight for AIP participants;

2)  Drives accountability towards delivering near-term commitments and consistent operating improvements; and

3)  Is easy to understand and administer.

For 2017, all AIP payouts for NEOs were entirely dependent upon achievement of BUC performance. Performance metrics, weights and goals were developed based upon our annual operating plans, as approved by the Board, to drive alignment with commitments made to our stockholders. Specific weightings between Harsco Consolidated BUC and Business Unit BUC for each NEO is presented in the table below:

BUC Weighting
Executive	Business Unit	Harsco Consolidated	Business Unit
F. Nicholas Grasberger III	Harsco Consolidated	100%	0%
Peter F. Minan	Harsco Consolidated	100%	0%
Russell C. Hochman	Harsco Consolidated	100%	0%
Tracey L. McKenzie	Harsco Consolidated	100%	0%
Scott H. Gerson	Harsco Industrial	50%	50%

In developing the Consolidated Harsco BUC goal, we established the threshold, target and maximum levels by starting with the first component – our operating income target as approved by the Board of Directors in our annual operating plan. We then apply the second component – a fixed cost of capital rate applied to planned controllable net assets deployed. The operating income metric at threshold, target and maximum is then reduced by the fixed cost of capital (which is applied consistently across all performance levels) to derive the final BUC result at each performance level. Harsco Consolidated operating income and BUC goals are a product of the goals across the individual lines of business less a charge for Corporate operating expenses.

The 2017 BUC goals at the Harsco Consolidated level are presented in the table below:

Performance Level	Harsco Operating Income Goal (% of Target)		Fixed Capital Charge		Harsco Consolidated BUC ($ Millions)	AIP Payout Factor (% of Target)(1)
Maximum	140%	-	Fixed cost of capital rate applied to planned controllable net assets deployed	=	$32.0	200%
Target	100%	-		=	($10.8)	100%
Threshold	64%	-		=	($49.4)	25%
Below Threshold	< 64%	-		=	<($49.4)	0%
(1)	Payouts are interpolated between each specific performance level using a non-linear payout schedule. The schedule uses a commonly established non-linear design with an intermediate payout range of 90% to 110% of target for BUC results of $(31.4) million to $3.7 million.

The BUC goals are designed to enable business unit leadership to execute controllable strategic actions that deliver improved income generation with an efficient use of capital resources. The Harsco Consolidated BUC target which is based on two distinct and separate components: (1) an operating income target of $106.1 million minus (2) a fixed cost of capital rate applied to planned controllable net assets deployed. As our fixed capital charge exceeded the operating income target, thus Harsco’s Consolidated BUC target was negative $10.8 million. This operating income target reflects an increase of 9.5% over the 2016 operating income target. In determining the operating income target for 2017, we reviewed the prior year’s operating results and the impact of current year’s strategic objectives. An increase in Corporate spending was anticipated to support these objectives. We also anticipated modest improvements in many of Harsco’s key end-markets and the impact of a stronger U.S. dollar against various currencies. Below are specific factors by business unit which were considered impactful and contributed to the increase in the 2017 operating income target when compared with 2016 actual results.

Metals & Minerals	Industrial	Rail

•   An anticipated increase in steel production at customer sites and the addition of new service contracts

•   Higher commodity prices, including nickel and ferrous scrap

•   Expected cost savings from various operational initiatives

•   Lower anticipated demand for specialty metallics (mainly nickel) and Applied Products

•   Less favorable mix of mill services

•   Negative foreign exchange translation impacts from a stronger U.S. dollar

•   Improved demand for air-cooled heat exchangers from U.S. energy customers

•   Positive impacts from further market penetration

•   Expected improvement in capital spending on industrial boilers, along with positive impacts from new product initiatives

•   Lower anticipated demand for metal grating and fencing due to large project awards in 2016 as well as a lack of major capital projects

•   Competitive market dynamics and margin pressure within certain product markets

•   Forward loss provisions of $45 million recorded in 2016, not repeated in 2017

•   Higher anticipated demand and market penetration for after-market parts and Protran technology products

•   Increased equipment sales to international customers

•   Persistent weakness in the North American rail market, resulting in sluggish spending trends among key customers

•   Lower anticipated contributions from services contracts

The Committee established a performance range around the operating income target of 64% to 140% of target from threshold to maximum after considering the volatility that commodity and served end market uncertainty was creating within our customer base, and the results of a market review of performance ranges in the industry.

Actual Harsco Consolidated BUC achieved was $28.3 million, driven by better than planned operational performance, strong cash flows, and capital management. Stronger operating income performance resulted from the successful execution of business and cost control initiatives, favorable end market trends in the energy sector, higher commodity prices, and lower overhead costs. Better capital charge performance occurred due to more disciplined capital spending and working capital management. The MD&C Committee gave careful consideration and assessment of the management team’s achievement against the established goals. As contemplated when setting the targets, certain adjustments were made due to the impact on annual results of certain nonrecurring, unusual items. The adjustment totaled $2.1 million for a portion of bad debt expense for a customer site in Metals and Minerals that had entered into voluntary administration; the proceedings of which indicated most of the pre-administration receivables would not be paid by the customer. This adjustment was determined by the MD&C Committee to be excluded from the calculation of BUC since it did not directly reflect company or management performance and is unusual and infrequent in nature. The adjusted BUC performance produced a 188% AIP payout for Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie, who were awarded $1,740,550, $704,851, $455,036 and $448,803 respectively.

At the business unit level, Mr. Gerson’s incentive awards are determined using an equal weighting between Harsco Consolidated BUC and Harsco Industrial BUC. Mr. Gerson’s annual goals are a balance between critical contributions to overall Harsco performance with the specific strategic initiatives of the Industrial business unit. For 2017, BUC performance for Harsco Industrial was $26 million, resulting in a payout factor of 167% for Mr. Gerson on the business unit component, and when including the Harsco Consolidated performance result, Mr. Gerson’s combined payout factor was 177.5% and he was awarded $448,183.

The 2017 AIP calculations and results were as follow for the NEOs:

	FY ’17 Target AIP(1)	BUC Payout Factor Achieved
Executive		Consolidated		Business Unit		Result(2)	AIP Earned
F. Nicholas Grasberger III	$925,825	188%	+	NA	=	188%	$1,740,550
Peter F. Minan	$374,921	188%	+	NA	=	188%	$704,851
Russell C. Hochman	$242,041	188%	+	NA	=	188%	$455,036
Tracey L. McKenzie	$238,725	188%	+	NA	=	188%	$448,803
Scott H. Gerson	$252,498	188%	+	167%	=	177.5%	$448,183
(1)	Reflects 2017 pro-rated effective base salary times target AIP percent.
(2)	For Mr. Gerson, the combined payout factor reflects the combination of Harsco Consolidated and Business Unit results.

Long-Term Incentive Awards

The MD&C Committee’s philosophy, where long-term compensation is balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock by management, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

Setting 2017 Long-Term Award Opportunities

Target long-term incentive opportunities are expressed as a percentage of base salary and the realized value is dependent on stock price and total shareholder return over a specified period of time. Targets were established by the MD&C Committee based on each NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of the benchmarking data previously discussed. For 2017, there were no changes to target long-term incentive levels for NEOs from 2016 levels.

Executive	FY’17 Target LTIP(1)
F. Nicholas Grasberger III	300%
Peter F. Minan	150%
Russell C. Hochman	100%
Tracey L. McKenzie	100%
Scott H. Gerson	100%
(1)	As of December 31, 2017 expressed as a percentage of base salary.

As has been our practice historically, for the LTIP award cycle granted in 2017, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s base salary. The MD&C Committee and the Board set target values for the 2017 LTIP awards with the intent that each NEO’s total direct compensation opportunity falls within a reasonable range of the market median for the NEO’s position. See the “Grants of Plan-Based Awards in Fiscal 2017” table for more information. In 2017, as discussed in the proxy statement last year, the timing of the annual LTIP Grant was changed from early May to early March to align with the timing utilized by our peers and to be consistent with our annual incentive process.

LTIP Components

Over the last several years, our LTIP program has evolved with our changing business model, feedback from our stockholders and market trends to achieve the appropriate balance of risk, retention and performance. Beginning in 2014, we included PSUs as a component of the LTIP for our Executive Leadership Team and reduced the proportion of SARs so that PSUs, SARs, and RSUs are all equally weighted. We have maintained this mix since 2015 for all NEOs.

NEO LTI Mix

•	One-third of the award value is granted in the form of PSUs, which “cliff” vest at the end of a three-year performance period. The performance period for the 2017 grant is from January 1, 2017 through December 31, 2019. The objective of PSUs is to align pay with performance and reward contributions to Harsco stock performance relative to our market peers. Harsco’s TSR performance relative to the S&P 600 Industrial Index will generally determine the number of shares delivered at the end of the three-year performance cycle as follows (achievement will be interpolated between the various performance points on the table):

Performance Level	Index Percentile Achievement	Payout as a % of Target
Maximum	75th	200%
Target	50th	100%
Threshold	25th	25%
Below Threshold	Below 25th	0%

•	There is no payout if absolute TSR is negative for the 2017 to 2019 grant performance cycle. TSR is calculated based on the 30-day average stock price prior to the beginning of the performance period and on the 30-day average stock price at the end of the performance cycle. All dividends are assumed to have been re-invested on the ex-dividend date. The initial number of target PSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. However, the actual accounting value of the award may differ from the grant value; realized value will be based on performance and stock price over time. At the vesting date, any earned awards are settled in shares of Harsco Common Stock. Participants will also receive accumulated dividend equivalents on the ending number of shares delivered at the end of the performance period.

•	One-third of the award value is granted in the form of stock-settled SARs with a 10-year expiration term, which generally vest “ratably” over three years. At the exercise date, awards are settled in shares of Harsco Common Stock. The objective of SARs is to reward contributions to long-term stock value growth.

•	One-third of the award value is granted in the form of time-vested RSUs, which generally vest “ratably” over three years. At each vesting date, awards are settled in shares of Harsco Common Stock. The objective of the RSUs is to reward contributions and continued employment (retention) with the Company. The number of RSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. Dividend equivalents, if any, are paid on RSUs quarterly through the regular payroll processes.

Vesting of 2015 to 2017 Performance Share Unit Plan

The Company granted performance share units in 2015 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 MidCap index for the three-year period from 2015 through 2017. Harsco’s TSR result for the period equaled the 24th percentile of the index, resulting in a payout at 0% of the units granted in 2015.

Decisions Regarding 2018 Individual Incentive Targets

At its February 2018 meeting, the MD&C Committee made the following changes to certain of our NEO’s long term incentive targets. The MD&C Committee made these changes in consideration of the executive’s compensation as compared to peer companies, additional responsibilities assumed by the executive, tenure and individual performance.

Executive	FY’17 Target LTIP	FY’18 Target LTIP
F. Nicholas Grasberger III	300%	335%
Russell C. Hochman	100%	125%
Tracey L. McKenzie	100%	125%
Scott H. Gerson	100%	115%

In addition, the CEO’s LTI mix was adjusted to 40% PSUs, 30% RSUs and 30% SARs while all other NEOs maintained an equal mix across all three vehicles. No adjustments were made to the 2018 annual incentive targets.

Other Compensation Elements

During 2017, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000; and

•	401(k) plan participation.

Since defined benefit plan accruals for Harsco’s U.S. executives were frozen effective December 31, 2008, we continue to note the change in pension value representing the net effect of interest adjustments (in other words, change in present value due to shortening of the discount period) and changes in assumptions used to estimate present values. Our NEOs are also eligible to participate in the Non-Qualified Retirement Savings and Investment Plan (“NQ RSIP”), which supplements the RSIP with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain NEOs during 2017. While rarely used, the Board maintains a policy regarding our President & CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our President & CEO is taxed on the imputed income attributable to personal use of our aircraft, and our President & CEO does not receive a tax gross-up from us with respect to such imputed amounts.

We offer perquisites and other personal benefits to our NEOs at competitive levels with those provided by our peer group companies, as well as the larger group of companies within the general industry that are similar in overall size and relative performance. We believe the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2017, see the All Other Compensation Table that serves as a supplement to the 2017 Summary Compensation Table.

Employment Arrangements with NEOs

The Company is not a party to any employment agreements with its NEOs. Additionally, no offer letter arrangements were outstanding between our NEOs and the Company in 2017.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Minan, Hochman, Gerson and Ms. McKenzie. These change in control severance agreements reflect what we believe to be a market-based approach to a potential change in control scenario and incorporated several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•	No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his or her severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

Mr. Grasberger is entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his highest target annual incentive for the year of termination. Each of Messrs. Minan, Hochman, Gerson and Ms. McKenzie is entitled to receive double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her highest target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review. The MD&C Committee believes the change in control severance agreements serve the following purposes:

•	Assure we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	Help ensure, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; and

•	Protect us by retaining key talent in the face of corporate changes.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements.”

Stock Ownership Guidelines

In 2017, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. No shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at peer group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is encouraged to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels (based on fair market value as measured periodically) for each NEO for 2017 were as follows:

Name	Three Times Salary	Six Times Salary
F. Nicholas Grasberger III		✓
Peter F. Minan	✓
Russell C. Hochman	✓
Tracey L. McKenzie	✓
Scott H. Gerson	✓

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If a NEO is promoted into a position with greater ownership requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired as a result of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Unvested stock options and unvested SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan.

At December 31, 2017, all NEOs have met their ownership guidelines.

Right to Recover Incentive Compensation

Consistent with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•	The Board determines the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Policies on Hedging and Pledging of Shares

Consistent with the Dodd-Frank Act, the Company’s Insider Trading Policy prohibits all Board members, employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Additionally, Board members and executives are prohibited from pledging shares as collateral for a loan or in a margin account.

Policy Regarding Tax and Accounting Impact on Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one taxable year by publicly-traded corporations to certain executive officers (and, beginning in 2018, to certain former executive officers). Historically, qualified “performance-based compensation” as was defined under Section 162(m) was not subject to the limits on deductibility, provided such compensation meets certain requirements, including stockholder approval of the material terms of the compensation. However, this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.

In certain cases, we have sought to preserve this deductibility of compensation paid to our NEOs while maintaining a compensation program that effectively attracts and retains high performing executives in a highly competitive environment. However, on occasion we may not have been able to (or we may not be able to) satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs. As a result, we may from time to time choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our and our stockholders’ best interests. Furthermore, even if the MD&C Committee has intended (or should desire in the future) to grant compensation that qualifies for the performance-based exception, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Proxy Statement for our 2018 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

J. F. Earl, Chairman

S. E. Graham

T. D. Growcock

P. C. Widman

M. Longhi

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Compensation Policies and Practices as They Relate to Risk Management

In 2017, Pay Governance, along with senior management, reviewed our compensation policies and practices for all employees. They concluded, and the MD&C Committee concurred, that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risk taking.

The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines, the clawback policy, and prohibition on hedging mitigate excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2017 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2015, 2016 and 2017, as applicable:

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-equity Incentive Plan Nonqualified Compensation ($)(6)	Change in Pension Value and Nonqualified Earnings ($)(7)	All Other Compensation ($)	Total ($)
F. Nicholas Grasberger III
President & Chief Executive Officer	2017	$841,183	$0	$1,851,734	$825,006	$1,740,550	$0	$75,990	$5,334,463
	2016	$825,000	$0	$1,672,391	$825,000	$680,625	$0	$50,148	$4,053,164
	2015	$809,596	$0	$1,547,678	$825,733	$0	$0	$130,057	$3,313,064
Peter F. Minan
SVP & Chief Financial Officer	2017	$499,612	$0	$549,933	$245,004	$704,851	$0	$45,955	$2,045,355
	2016	$490,000	$0	$496,650	$245,001	$275,625	$0	$31,378	$1,538,654
	2015	$484,865	$0	$459,631	$245,216	$0	$0	$35,683	$1,225,395
Russell C. Hochman
SVP & General Counsel, Chief Compliance Officer & Corporate Secretary	2017	$372,160	$0	$273,091	$121,668	$455,036	$0	$34,951	$1,256,906
	2016	$365,000	$0	$246,636	$121,668	$177,938	$0	$27,339	$938,581
Tracey L. McKenzie
SVP & Chief Human Resources Officer	2017	$367,062	$0	$269,370	$120,001	$448,803	$0	$39,758	$1,244,994
	2016	$360,000	$0	$243,259	$120,001	$175,500	$0	$27,452	$926,212
	2015	$356,577	$0	$225,133	$120,108	$0	$0	$41,586	$743,404
Scott H. Gerson
SVP & Group President, Harsco Industrial	2017	$336,473	$0	$246,923	$110,003	$448,183	$0	$35,581	$1,177,163
	2016	$330,000	$0	$222,982	$110,001	$165,825	$0	$32,050	$860,858
	2015	$319,731	$0	$206,371	$110,097	$57,621	$0	$38,902	$732,722

(1)	Amounts are not reported for 2015 if the executive was not an NEO in that year.

(2)	No other bonus paid for any NEO for 2015, 2016 and 2017.

(3)	The amounts in this column reflect the aggregate grant date fair values (computed in accordance with FASB ASC Topic 718) of the RSU and PSU portion of the LTIP awards for 2015, 2016 and 2017. The actual value, if any, realized by each NEO for these awards is a function of the value of the underlying shares if and when these awards vest and, for the PSUs, the level of attainment of the applicable performance goal. The above information does not reflect an estimate for forfeitures.

The amounts for the PSUs granted in 2017 reflect a Monte-Carlo simulation that considers the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the “Grant Date Fair Value of Stock and SAR/Option Awards” column of the “2017 Grants of Plan-Based Awards” table below. The following are the values of the 2017 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Grasberger, $2,053,468; Mr. Minan, $609,844; Mr. Hochman, $302,842; Ms. McKenzie, $298,716; and Mr. Gerson, $273,823.

(4)	See Note 13, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions used by us to calculate these grant date fair values.

(5)	The amounts shown in this column for 2017 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2017 LTIP awards. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our Common Stock must remain above $13.70 per share. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A.

(6)	The amounts shown in this column reflect the actual AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee based on the achievement of the pre-determined financial objectives as further described above in the CD&A.

(7)	None of the NEOs are covered under the Harsco Employees’ Pension Plan (the “HEPP”). Therefore, no amounts are reported under this column.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2017, and describes the benefits included in the “All Other Compensation” column of the 2017 Summary Compensation Table:

All Other Compensation	Year	F. Nicholas Grasberger III	Peter F. Minan	Russell C. Hochman	Tracey L. McKenzie	Scott H. Gerson
Personal use of corporate aircraft(1)	2017	$0	$0	$0	$0	$0
Company contributions to qualified plan	2017	$10,800	$7,635	$9,925	$10,800	$10,800
Dollar value of executive physical exam paid by us or on our behalf	2017	$0	$3,000	$3,000	$3,000	$3,000
Dollar value of life insurance premiums paid by Company or on our behalf	2017	$1,098	$1,098	$1,098	$1,098	$1,098
Dollar value of health insurance premiums paid by Company or on our behalf	2017	$13,502	$13,495	$9,206	$13,440	$10,873
Dollar value of long-term disability premiums paid by us or on our behalf	2017	$518	$518	$518	$518	$518
Company contributions under Non- Qualified Restoration Plan	2017	$50,072	$20,209	$11,204	$10,902	$9,292
Dividend equivalents(2)	2017	$0	$0	$0	$0	$0
Severance payments and benefits(3)	2017	$0	$0	$0	$0	$0
Total	2017	$75,990	$45,955	$34,951	$39,758	$35,581

(1)	The amounts reported reflect the incremental cost of a NEO’s personal use of corporate aircraft. The incremental cost of personal use of Company aircraft is calculated based on the variable operating costs to us, which consist of trip-specific costs which may include fuel, crew travel, on-board catering, trip-related maintenance, logistics (landing fees, permits, etc.), parking costs and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, and depending on availability, family members of a NEO may ride along on the Company aircraft when it is already flying to a destination for a business purpose. This use has no incremental additional cost to the Company. While it happens very rarely, if an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment would be included in the incremental cost. For 2017, none of the NEOs incurred personal use of the corporate aircraft.

(2)	The amounts reported consist of cash dividend equivalents earned on restricted stock unit grants made after April 1, 2014 (cash dividend equivalents are only paid on unvested RSU grants made after April 1, 2014). None of the NEOs earned cash dividend equivalents during 2017.

(3)	No severance payments were made during 2017 for any NEO.

2017 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of shares of Stock or Units RSUs (#)(3)	All Other Option Awards: Number of Securities or Underlying Options SARs (#)(4)	Exercise or Base Price of SAR/ Option Awards ($)	Grant Date Fair Value of Stock and SAR/Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Nicholas Grasberger III
		$231,456	$925,825	$1,851,650
	3/3/2017				15,055	60,219	120,438				$1,026,734
	3/3/2017							60,219			$825,000
	3/3/2017								134,585	$13.70	$825,006
Peter F. Minan
		$93,730	$374,921	$749,842
	3/3/2017				4,471	17,884	35,768				$304,922
	3/3/2017							17,884			$245,011
	3/3/2017								39,968	$13.70	$245,004
Russell C. Hochman
		$60,510	$242,041	$484,082
	3/3/2017				2,220	8,881	17,762				$151,421
	3/3/2017							8,881			$121,670
	3/3/2017								19,848	$13.70	$121,668
Tracey L. McKenzie
		$59,681	$238,725	$477,450
	3/3/2017				2,190	8,760	17,520				$149,358
	3/3/2017							8,760			$120,012
	3/3/2017								19,576	$13.70	$120,001
Scott H. Gerson
		$63,124	$252,498	$504,996
	3/3/2017				2,008	8,030	16,060				$136,912
	3/3/2017							8,030			$110,011
	3/3/2017								17,945	$13.70	$110,003

(1)	These columns reflect 2017 AIP award opportunities, which awards were made pursuant to the 2013 Equity and Incentive Compensation Plan and are described more fully in the section entitled “2017 AIP Awards.” Target amounts reflect 2017 effective base salary times target AIP percent. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. Actual payouts with respect to these awards for 2017 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table.

(2)	These columns reflect the range of 2017 PSU award opportunities. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values.

(3)	This column reflects the RSU component of the 2017 LTIP awards granted to the NEOs under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These RSUs will generally vest ratably on the first three anniversaries of the grant date.

(4)	This column reflects the SAR component of the 2017 LTIP awards granted to the NEOs, which were granted under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will generally vest ratably over three years and expire 10 years from the date of grant.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2017:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
F. Nicholas Grasberger III
	0	134,585	$13.70	3/3/2027
	93,856	187,714	$7.00	5/6/2026
	162,386	81,193	$16.53	5/8/2025
	84,290	0	$25.11	8/1/2024
	51,900	0	$23.25	4/7/2024
	52,697	13,175	$22.70	5/10/2023
							342,904	$6,395,156
					188,700	$3,519,255
Peter F. Minan
	0	39,968	$13.70	3/3/2027
	27,872	55,746	$7.00	5/6/2026
	48,223	24,112	$16.53	5/8/2025
	12,401	0	$20.48	11/25/2024
							101,834	$1,899,195
					56,040	$1,045,146
Russell C. Hochman
	0	19,848	$13.70	3/3/2027
	13,841	27,684	$7.00	5/6/2026
	12,473	6,237	$16.53	5/8/2025
	7,258	0	$25.93	5/9/2024
							50,570	$943,134
					24,303	$453,251
Tracey L. McKenzie
	0	19,576	$13.70	3/3/2027
	13,652	27,304	$7.00	5/6/2026
	23,620	11,810	$16.53	5/8/2025
	15,808	0	$23.43	9/15/2024
							49,879	$930,240
					27,449	$511,924
Scott H. Gerson
	0	17,945	$13.70	3/3/2027
	0	25,029	$7.00	5/6/2026
	21,651	10,826	$16.53	5/8/2025
	12,255	0	$25.93	5/9/2024
	15,641	3,911	$22.70	5/10/2023
	15,593	0	$23.73	3/16/2022
	31,851	0	$31.75	1/25/2018
	3,149	0	$31.75	1/25/2018
							45,721	$852,704
					25,161	$469,253

(1)	These columns reflect the following awards:

(a)	For Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson (the first entry in these columns), the SARs granted on March 3, 2017;

(b)	For Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson (the second entry in these columns), the SARs granted on May 6, 2016;

(c)	For Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson (the third entry in these columns), SARs granted on May 8, 2015;

(d)	For Mr. Minan (the fourth entry in these columns), SARs granted on November 25, 2014;

(e)	For Ms. McKenzie (the fourth entry in these columns), SARs granted on September 15, 2014;

(f)	For Mr. Grasberger (the fourth entry in these columns), SARs granted on August 1, 2014;

(g)	For Mr. Hochman and Mr. Gerson (the fourth entry in these columns), SARs granted on May 9, 2014;

(h)	For Mr. Grasberger (the fifth entry in these columns), SARs granted on April 7, 2014;

(i)	For Mr. Grasberger (the sixth entry in these columns) and Mr. Gerson (the fifth entry in these columns), SARs granted on May 10, 2013;

(j)	For Mr. Gerson (the sixth entry in these columns), SARs granted March 16, 2012; and

(k)	For Mr. Gerson (the seventh and eight entries in these columns), stock options granted January 25, 2011.

2012 and 2013 SARs grants generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant. The 2014 and later SARs grants generally vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The stock options generally vest and become exercisable three years after the grant date. The exercise prices for the SARs and options granted in 2012 and 2011 are equal to the average of the high and low price of our Common Stock on the date of grant. The grants of SARs and options in 2012 and 2011 were made pursuant to the 1995 Plan. The exercise prices for the SARs granted in 2013 and later are equal to the closing price of our Common Stock on the date of grant. 2013 and later SARs grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:

(a)	The following numbers of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie and Mr. Gerson on March 3, 2017, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 60,219 RSUs; Mr. Minan, 17,884 RSUs; Mr. Hochman, 8,881 RSUs; Ms. McKenzie, 8,760 RSUs; Mr. Gerson, 8,030 RSUs;

(b)	The following numbers of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie and Mr. Gerson on May 6, 2016, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 117,857 RSUs; Mr. Minan, 35,000 RSUs; Mr. Hochman, 17,381 RSUs; Ms. McKenzie, 17,143 RSUs; Mr. Gerson, 15,714 RSUs; and

(c)	The following numbers of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie and Mr. Gerson on May 8, 2015, which in each case will generally “cliff” vest three years after the grant date: Mr. Grasberger, 49,909 RSUs; Mr. Minan, 14,822 RSUs; Mr. Hochman, 3,834 RSUs; Ms. McKenzie, 7,260 RSUs; Mr. Gerson, 6,655 RSUs.

(3)	The market value was computed by multiplying the closing market price of our stock on December 29, 2017 ($18.65) by the number of RSUs and estimated shares in the previous column.

(4)	The stock awards reflected in this column consist of PSUs based on:

(a)	An estimate of a maximum performance for target grants of 117,857, 35,000, 17,381, 17,143 and 15,714 PSUs made to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson, respectively, on May 6, 2016, which will generally “cliff” vest on December 31, 2018 based on performance for the three-year period ended December 31, 2018;

(b)	An estimate of a 178% performance for target grants of 60,219, 17,884, 8,881, 8,760 and 8,030 PSUs made to Mr. Grasberger, Mr. Minan, Mr. Hochman, Ms. McKenzie, and Mr. Gerson, respectively, on March 3, 2017, which will generally “cliff” vest on December 31, 2019 based on performance for the three-year period ended December 31, 2019; and

(c)	On December 31, 2017, the performance share units granted in 2015 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 MidCap index for the 3-year period from 2015 through 2017 ended. Harsco’s TSR for the period was at the 24th percentile of the index, below the threshold performance level, resulting in no shares being earned. All outstanding equity awards related to this performance share grant are reported with a zero balance.

(5)	The market value was computed by multiplying the closing market price of our stock on December 29, 2017 ($18.65) by maximum number of PSUs (200% of the target amount) for the May 6, 2016 grant issued with a three-year performance period ending December 31, 2018 reported in the previous column, 178% of target amount for the March 3, 2017 grant issued with a three-year performance period ending December 31, 2019 reported in the previous column, and a zero market value for the PSUs for the May 8, 2015 grant issued with the three-year performance period ending December 31, 2017 since no payout will occur due to a below threshold performance attainment.

2017 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2), (3)	Value Realized on Vesting ($)(4)
F. Nicholas Grasberger III	-	-	81,535	$1,216,787
Peter F. Minan	-	-	15,572	$249,175
Russell C. Hochman	-	-	9,482	$143,144
Tracey L. McKenzie	-	-	10,694	$181,979
Scott H. Gerson	12,514	$102,923	9,095	$139,499

(1)	Mr. Gerson exercised 12,514 SARs during 2017 corresponding to the May 6, 2016 grant. The value realized at the time of exercise is calculated by multiplying the number of SARs upon exercise by the difference between the closing price of our Common Stock at the time of the transaction (7,796 SARs times $15.30 and 4,718 SARs times $15.10) and the closing price of our Common Stock on the date of grant ($7.00 grant date fair value).

(2)	The number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP awards, which pursuant to the terms of the 2013 Equity and Incentive Compensation Plan, as follows:

(a)	Mr. Grasberger’s shares consisted of three RSU grants, one grant of 15,700 RSUs vested on April 7, 2017, at a fair market value of $12.55; the second grant of 39,285 RSUs vested on May 6, 2017, at a fair market value of $15.55; and the third grant of 26,550 RSUs vested on August 1, 2017, at a fair market value of $15.40.

(b)	Mr. Minan’s shares consisted of two RSU grants, one grant of 11,666 RSUs vested on May 6, 2017, at a fair market value of $15.55; and the second grant of 3,906 RSUs vested on November 25, 2017, at a fair market value of $17.35.

(c)	Mr. Hochman’s shares consisted of three RSU grants, one grant of 1,404 RSUs vested on January 14, 2017, at a fair market value of $13.30; the second grant of 5,793 RSUs vested on May 6, 2017, at a fair market value of $15.55; and the third grant of 2,285 RSUs vested on May 9, 2017, at a fair market value of $15.05.

(d)	Ms. McKenzie’s shares consisted of two RSU grants, one grant of 5,714 RSUs vested on May 6, 2017, at a fair market value of $15.55; and the second grant of 4,980 RSUs vested on September 15, 2017, at a fair market value of $18.70.

(e)	Mr. Gerson’s shares consisted of two RSU grants, one grant of 5,238 RSUs vested on May 6, 2017, at a fair market value of $15.55; and the second grant of 3,857 RSUs vested on May 9, 2017, at a fair market value of $15.05.

(3)	On December 31, 2017, the performance share units granted in 2015 with vesting conditioned on Harsco’s TSR performance relative to the S&P 400 MidCap index for the 3-year period from 2015 through 2017 ended. Harsco’s TSR for the period was at the 24th percentile of the index, below the threshold performance level, resulting in no shares being earned from the 2015 grant. As a result, PSUs issued on May 8, 2015 to Mr. Grasberger of 49,909; Mr. Minan of 14,822; Mr. Hochman of 3,834; Ms. McKenzie of 7,260; and Mr. Gerson of 6,655 were cancelled with no shares issued.

(4)	The value realized on vesting was calculated using the fair market value based on the closing stock prices of our Common Stock on the respective vesting dates.

2017 Pension Benefits Table

The following table describes pension benefits provided to the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
F. Nicholas Grasberger III
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Peter F. Minan
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Russell C. Hochman
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Tracey L. McKenzie
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Scott H. Gerson
	Harsco Employees’ Pension Plan	N/A	N/A	N/A

(1)	None of NEOs is covered under the Harsco Employees’ Pension Plan, therefore no future payments are expected.

Retirement Plans

None of the NEOs are covered under the Harsco Employees’ Pension Plan (the “HEPP”).

2017 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
F. Nicholas Grasberger III
	Non-Qualified Restoration Plan	$0	$50,072	$25,664	$0	$169,252
Peter F. Minan
	Non-Qualified Restoration Plan	$0	$20,209	$4,976	$0	$43,430
Russell C. Hochman
	Non-Qualified Restoration Plan	$0	$11,204	$3,979	$0	$30,762
Tracey L. McKenzie
	Non-Qualified Restoration Plan	$0	$10,902	$1,657	$0	$22,334
Scott H. Gerson
	Non-Qualified Restoration Plan	$0	$9,292	$21,451	$0	$90,112

(1)	This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2017 in the 2017 Summary Compensation Table under the “All Other Compensation” column.

(2)	Aggregate earnings in 2017 include (a) earnings on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings on deferred compensation during fiscal year 2017, none of the amounts reported in this column are reported as compensation for 2017 in the Summary Compensation Table.

(3)	Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. The following amounts are included in the fiscal year-end balance and, for NEOs that were included in the fiscal 2016 proxy disclosure, were previously reported in the 2016 Summary Compensation Table as compensation: Mr. Grasberger, $22,400; Mr. Minan, $9,000; Mr. Hochman, $4,000; Ms. McKenzie, $3,800; and Mr. Gerson, $4,905. The year-end aggregate balance for the NEOs as reported on the 2016 proxy disclosure, which are included in 2017 aggregate balance, were as follows: Mr. Grasberger, $93,516; Mr. Minan, $18,244; Mr. Hochman, $15,579; Ms. McKenzie, $9,774; and Mr. Gerson, $59,369.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

CEO Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Act, the SEC issued the “Pay Ratio” disclosure rule under Item 402(u) of Regulation S-K requiring companies to disclose the ratio of total compensation for their Principal Executive Officer to that of the Company’s median employee.

Based on a reasonable estimate of the 2017 total compensation of our median employee and Mr. Grasberger’s 2017 total compensation (as detailed in the Summary Compensation Table of this proxy statement), we have estimated the following “pay ratio” for 2017:

•	CEO: $5,334,463

•	Median Employee: $46,427

•	Ratio of CEO to Median Employee: 115:1

All data included in the calculation is prepared in accordance with the requirements of Item 402(u) of Regulation S-K.

Methodology for Selecting the Median Employee

We selected October 1, 2017 as our determination date and used foreign exchange rates effective on September 30, 2017. We applied the 5% “de minimis” allowance to exclude the following countries from our employee population totaling 4.7%:

•	Egypt: 368 employees or 3.8% of 9,615; and

•	Serbia: 88 employees or 0.9% of 9,615.

The total population used for the “de minimus” exception prior to these exclusions is 9,615, with 2,091 being U.S. based employees, and 7,524 being non-U.S. employees. After applying the 5% “de minimis” exclusion, the total population is 9,159.

In selecting the median employee, we utilized a valid statistical sampling approach to identify a cluster of employees within 10% of the median, using a consistently applied compensation measure of annual base pay. To determine annual base pay for our hourly and our part-time employee population, we used reasonable assumptions to calculate the actual hours worked. From the cluster of employees at or near the median, we selected a median employee that best represented our overall employee population.

Putting the Ratio in Context

As discussed in the CD&A of this proxy, according to our compensation philosophy, we target our pay and benefits at competitive levels based on the duties of the job and location of the employee. It is our philosophy to offer total remuneration opportunities which actively support recruiting, motivating and retaining talented employees at all levels within our organization.

We have a global workforce located in 35 countries around the world. Our employee footprint is driven by the needs of our clients, with the majority of our employees working at client sites outside of the United States. The location of our employees is a function of our international client base and the needs of those clients at their locations and not a function of an “offshoring” strategy.

It is important when interpreting the pay ratio results to consider our pay practices vary widely by country based on client contract terms, local statutory requirements, cost of living and applicable local market competitive pay practices.

Lastly, the total compensation for our Senior Executives is comprised of a significant portion that varies based on financial and stock price performance of the Company. Eighty percent of our CEO’s total pay varies with performance while the pay for our median employee is 75% fixed base salary and overtime. The equity portion of the CEO’s pay used in the CEO Pay Ratio calculation reflects his “opportunity” and the actual value of these awards will vary based on stock price and performance.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2017, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 29, 2017.

Termination as a Result of
	Change in Control(3)	For Cause or Voluntary(4)	Involuntary not for Cause(5)	Death or Disability(6)	Retirement(8)
Compensation:
Unpaid base salary through date of termination	✓	✓	✓	✓	✓
Unpaid non-equity incentive plan compensation	✓		✓	✓	✓
Unpaid long-term incentives:
Restricted Stock Units
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Stock Options
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(2)	✓
Stock Appreciation Rights
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Performance Shares	✓			✓	✓
Unpaid deferred compensation	✓	✓	✓	✓	✓
Multiple of base salary and target incentive award	✓
Benefits and perquisites:
Defined benefit pension plan	✓	✓	✓	✓	✓
401(k) savings plan	✓	✓	✓	✓	✓
Supplemental retirement benefit plan	✓	✓	✓	✓	✓
Life insurance proceeds				✓(7)
Accrued but unpaid vacation	✓	✓	✓	✓

(1)	Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age (age 62). In addition, RSUs and SARs granted to our NEOs under the 1995 Plan immediately vest and become non-forfeitable upon a change in control (as defined in the 1995 Plan). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.

(3)	In accordance with the terms of the change in control severance agreements entered into by and between us and our NEOs (each, a “CIC Agreement”), Messrs. Grasberger, Minan, Hochman and Gerson and Ms. McKenzie will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•	Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

O	the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

O	a pro-rata target annual incentive compensation payment for the year of termination; and

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”);

•	Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•	Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

O	the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

O	a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Grasberger, and two times base salary and target incentive compensation in the case of Messrs. Minan, Hochman and Gerson and Ms. McKenzie.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2017 salaries and 2017 target annual incentive compensation, assuming the triggering event occurred on December 29, 2017 during a Protection Period.

(4)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 29, 2017 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 29, 2017 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 29, 2017 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 29, 2017 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger III, our President & CEO, assuming such events occurred at December 29, 2017:

	Termination as a Result of
Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	3,519,255	-0-	-0-	3,519,255	3,519,255	-0-
SARs (unvested and accelerated)	-0-	3,025,193	-0-	-0-	3,025,193	3,025,193	-0-
PSUs	-0-	6,395,156	-0-	-0-	6,395,156	6,395,156	-0-
Multiple of Base Salary	-0-	2,549,250	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	2,804,175	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	169,252	169,252	169,252	169,252	169,252	169,252	169,252
RSIP	163,924	163,924	163,924	163,924	163,924	163,924	163,924
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	333,176	18,626,205	333,176	333,176	13,772,780	13,272,780	333,176

(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2017, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table, has been earned as of December 29, 2017, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Peter F. Minan, our Senior Vice President & CFO, assuming such events had occurred at December 29, 2017:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	1,045,146	-0-	-0-	1,045,146	1,045,146	-0-
SARs (unvested and accelerated)	-0-	898,400	-0-	-0-	898,400	898,400	-0-
PSUs	-0-	1,899,195	-0-	-0-	1,899,195	1,899,195	-0-
Multiple of Base Salary	-0-	1,009,400	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	757,050	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	43,430	43,430	43,430	43,430	43,430	43,430	43,430
RSIP	94,190	94,190	94,190	94,190	94,190	94,190	94,190
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	137,620	5,746,811	137,620	137,620	4,480,361	3,980,361	137,620

(1)	If Mr. Minan were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Minan due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2017, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table, has been earned as of December 29, 2017, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Russell C. Hochman, our Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary, assuming such events occurred at December 29, 2017:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	453,251	-0-	-0-	453,251	453,251	-0-
SARs (unvested and accelerated)	-0-	433,989	-0-	-0-	433,989	433,989	-0-
PSUs	-0-	943,134	-0-	-0-	943,134	943,134	-0-
Multiple of Base Salary	-0-	751,900	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	488,735	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	30,762	30,762	30,762	30,762	30,762	30,762	30,762
RSIP	212,743	212,743	212,743	212,743	212,743	212,743	212,743
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	243,505	3,314,514	243,505	243,505	2,573,879	2,073,879	243,505

(1)	If Mr. Hochman were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Hochman due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2017, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table, has been earned as of December 29, 2017, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Tracey L. McKenzie, our Senior Vice President & Chief Human Resources Officer, assuming such events occurred at December 29, 2017:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	511,924	-0-	-0-	511,924	511,924	-0-
SARs (unvested and accelerated)	-0-	440,030	-0-	-0-	440,030	440,030	-0-
PSUs	-0-	930,240	-0-	-0-	930,240	930,240	-0-
Multiple of Base Salary	-0-	741,600	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	482,040	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	22,334	22,334	22,334	22,334	22,334	22,334	22,334
RSIP	96,623	96,623	96,623	96,623	96,623	96,623	96,623
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	118,957	3,224,791	118,957	118,957	2,501,151	2,001,151	118,957

(1)	If Ms. McKenzie were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Ms. McKenzie due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2017, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table, has been earned as of December 29, 2017, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Scott H. Gerson, our Senior Vice President & Group President Harsco Industrials, assuming such events occurred at December 29, 2017:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control – Voluntary ($)	Change in Control – Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	469,253	-0-	-0-	469,253	469,253	-0-
SARs (unvested and accelerated)	-0-	403,367	-0-	-0-	403,367	403,367	-0-
PSUs	-0-	852,704	-0-	-0-	852,704	852,704	-0-
Multiple of Base Salary	-0-	679,800	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	509,850	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	90,112	90,112	90,112	90,112	90,112	90,112	90,112
RSIP	332,876	332,876	332,876	332,876	332,876	332,876	332,876
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	422,988	3,337,962	422,988	422,988	2,648,312	2,148,312	422,988

(1)	If Mr. Gerson were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Gerson due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2017, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table, has been earned as of December 29, 2017, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2017)

Plan category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,267,298(1)	$13.69	4,366,677(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,267,298(1)	$13.69	4,366,677(2)

(1)	Includes outstanding options to purchase 42,500 shares of common stock, 1,679,276 SARs outstanding, 801,939 RSUs outstanding and 743,583 PSUs outstanding, in each case as of December 31, 2017. The options and SARs have a weighted average remaining term of 7.33 years. Based on our December 29, 2017 closing stock price of $18.65 per share, 1,185,473 SARs outstanding are in-the-money and 425,079 shares would be issuable for our outstanding SARs as of December 31, 2017. Additionally, based on our calculated TSR, 1,428,817 shares would be issuable for our outstanding PSUs as of December 31, 2017.

(2)	Plans include the 1995 Executive Incentive Compensation Plan, the 1995 Non-Employee Directors’ Stock Plan, the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, and the 2013 Equity and Incentive Compensation Plan, as amended. As of December 31, 2017, 233,799 and 4,366,677 shares remained available for future issuance under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan are available for full-value awards granted under such plan, while 2,843,345 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No shares remain available for future issuance under the 1995 Executive Incentive Compensation Plan or the 1995 Non-Employee Directors’ Stock Plan.

PROPOSAL 3: VOTE, ON AN ADVISORY BASIS, TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Response to Previous Say-on-Pay Votes

Stockholders voted strongly in support of Harsco’s executive compensation programs in 2017 with approximately 94% of votes cast in support of the program. We believe the continued support demonstrates that we are committed to attaining the highest levels of stockholder support for our executive compensation programs and that we respect input from our stockholders and take their concerns seriously.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. Under this program, we seek to align pay and performance by making a significant portion of our NEOs’ total compensation dependent on:

•	Achievement of specific annual and long-term strategic and financial goals; and

•	Realization of increased stockholder value.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Meetings and Committees of the Board” and “Compensation Discussion & Analysis” and include:

•	We have substantial stock ownership guidelines and stock holding requirements for Directors and executive officers that promote alignment of their interests with our stockholders’ interests;

•	Our long-term incentive program is 100% stock-based;

•	Approximately 80% of our President & CEO’s target total compensation was variable compensation (58% of our President & CEO’s target total compensation is based on long-term performance);

•	On average, 65% of our other NEOs’ target total compensation was variable compensation;

•	We employ our executive officers “at will” without individual severance agreements or employment contracts; and

•	We have implemented significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, and an executive incentive compensation recoupment (clawback) policy.

Please read the “Compensation Discussion & Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2018

Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will have the effect of votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources Department and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2019 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

For the fiscal year ended December 31, 2017, there were no transactions with the Company in which any related person had a direct or indirect material interest that would be required to be disclosed pursuant to Item 404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “My Commitment to the Company” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the President & CEO in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Earl, Graham, Growcock, Longhi and Widman served as members of our MD&C Committee during 2017. None of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item  404 of Regulation S-K under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed.

OTHER MATTERS

Householding of Proxy Materials

We and some brokers “household” the Letter from our CEO, Annual Report on Form 10-K and other proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Letter from our CEO and Annual Report on Form 10-K, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2019 Annual Meeting of Stockholders

The 2019 Annual Meeting of Stockholders is expected to be held on April 23, 2019. If one of our stockholders wishes to submit a proposal for consideration at the 2019 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than November 14, 2018 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2019 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2019 Annual Meeting of Stockholders in accordance with our by-laws if written notice is mailed and received at the principal executive offices of the Company not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement or notice of the date of such annual meeting is made or given to stockholders less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs.

In order to nominate a candidate for election as a Director at the 2019 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 24, 2019. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2018.

Vote by Internet

• Go to www.envisionreports.com/hsc

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed on Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - J.F. Earl	☐	☐	☐	02 - K.G. Eddy	☐	☐	☐	03 - D.C. Everitt	☐	☐	☐
	04 - F.N. Grasberger III	☐	☐	☐	05 - E. La Roche	☐	☐	☐	06 - M. Longhi	☐	☐	☐
	07 - E.M. Purvis, Jr.	☐	☐	☐	08 - P.C. Widman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2018.	☐	☐	☐	3.	Vote, on an advisory basis, on named executive officer compensation.	☐	☐	☐

					.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛	∎	1 P C F	+

02RJNB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card and our 2017 Annual Report on Form 10-K are available at: http://www.envisionreports.com/hsc (for registered stockholders) or http://www.edocumentview.com/hsc (for all other stockholders).

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Harsco Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HARSCO CORPORATION

The undersigned hereby appoints D.C. Everitt, F.N. Grasberger III and K.G. Eddy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held April 24, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND “FOR” ITEMS 2 AND 3.

(Continued and to be marked, dated and signed on the other side)